UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under § 240.14a-12

Ryder System, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Ryder System, Inc.
11690 N.W. 105 Street
Miami, Florida 33178

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

Time:	10:00 a.m., Eastern Daylight Time

Date:	Friday, May 6, 2011

Place:	Ryder System, Inc. Headquarters 11690 N.W. 105 Street Miami, Florida 33178

Purpose:	1. To elect four directors as follows: James S. Beard, L. Patrick Hassey, Lynn M. Martin and Hansel E. Tookes, II for a three-year term expiring at the 2014 Annual Meeting of Shareholders.

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2011 fiscal year.

3. To approve, on an advisory basis, the compensation of our named executive officers.

4. To approve, on an advisory basis, the frequency of the shareholder vote on the compensation of our named executive officers.

5. To consider any other business that is properly presented at the meeting.

Who May Vote:	You may vote if you were a record owner of our common stock at the close of business on March 11, 2011.

Proxy Voting:	Your vote is important. You may vote:
• via Internet;

• by telephone;

• by mail, if you have received a paper copy of the proxy materials; or

• in person at the meeting.

By order of the Board of Directors,

Robert D. Fatovic
Executive Vice President, Chief Legal Officer and Corporate Secretary

Miami, Florida
March 21, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON FRIDAY, MAY 6, 2011.

Ryder’s proxy statement and annual report are available online at: http://www.proxyvote.com

RYDER SYSTEM, INC.
11690 N.W. 105 STREET
MIAMI, FLORIDA 33178

PROXY STATEMENT

INFORMATION ABOUT OUR ANNUAL MEETING

You are receiving this proxy statement because you own shares of Ryder common stock that entitle you to vote at the 2011 Annual Meeting of Shareholders to be held on Friday, May 6, 2011 at 10:00 a.m., Eastern Daylight Time at our corporate headquarters. Our Board of Directors (Board) is soliciting proxies from shareholders who wish to vote at the meeting. By using a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision. This proxy statement and the form of proxy, along with the annual report on Form 10-K for the fiscal year ended December 31, 2010 and shareholder letter, are being first sent or given to shareholders on or about March 21, 2011.

At the Annual Meeting you will be asked to vote on the following four proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal	Board Recommendation

1. To elect four directors as follows: James S. Beard, L. Patrick Hassey, Lynn M. Martin and Hansel E. Tookes, II for a three-year term expiring at the 2014 Annual Meeting of Shareholders.	FOR
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2011 fiscal year.	FOR
3. To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay”.	FOR
4. To approve, on an advisory basis, the frequency of the shareholder vote on the compensation of our named executive officers (every one, two or three years), which we refer to as “Say on Frequency”.	FOR the option of every three years

Who can vote?

Holders of Ryder common stock at the close of business on March 11, 2011, the record date, are entitled to vote their shares at the Annual Meeting. As of March 11, 2011, there were 51,587,494 shares of common stock issued, outstanding and entitled to vote. Each share of common stock issued and outstanding is entitled to one vote.

What is a quorum?

A quorum is the minimum number of shares required to hold a meeting. Under our By-Laws, the holders of a majority of the total number of shares issued and outstanding and entitled to vote at the meeting must be present in person or represented by proxy for a quorum.

What is the difference between a shareholder of record and a beneficial owner?

You are a shareholder of record if you are registered as a shareholder with our transfer agent, Wells Fargo Bank, National Association (Wells Fargo). You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent (nominee) holds your shares. This is often called ownership in “street name,” since your name does not appear anywhere in our records.

How do I vote?

If you are a shareholder of record, you may vote:

•	via Internet;

•	by telephone;

•	by mail, if you received a paper copy of the proxy materials; or

•	in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth on the notice of Internet availability (Notice), which contains instructions on how to access our proxy statement, annual report and shareholder letter online, and the printed proxy card.

If your shares are held in our 401(k) Plan, your proxy will serve as a voting instruction for the trustee of our 401(k) Plan who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by May 3, 2011. If the trustee does not receive your instructions by that date, the trustee will vote the shares you hold through our 401(k) Plan in the same proportion as those shares in our 401(k) Plan for which voting instructions were received.

If you are a beneficial shareholder, you must follow the voting procedures of your nominee.

How many votes are needed to elect the director nominees (Proposal 1)?

Pursuant to the terms of our By-Laws, in an uncontested election of directors, as we have this year, the affirmative vote of the holders of at least a majority of the total number of shares cast is required for the election of each director.

How many votes are needed to approve the ratification of the independent registered certified public accounting firm (Proposal 2)?

Pursuant to the terms of our By-Laws, the affirmative vote of the holders of at least a majority of the total number of shares issued and outstanding and entitled to vote is required to approve Proposal 2.

How are votes counted for the advisory proposals regarding Say on Pay (Proposal 3) and Say on Frequency (Proposal 4)?

Proposals 3 and 4 are advisory votes mandated by the Dodd-Frank Act. This means that while we ask shareholders to approve resolutions regarding Say on Pay and Say on Frequency, these are not actions that require shareholder approval. Consequently, our By-Law provisions regarding voting requirements do not apply to these two proposals. We will calculate and report the results of the shareholder vote on these two proposals based on the number of shares cast. If more shares vote “FOR” the Say on Pay proposal than vote “AGAINST,” we will consider that the proposal was approved. For the Say on Frequency proposal, we will consider that the shareholders have recommended whichever option (one, two or three years) receives the greatest number of votes cast. For Proposals 3 and 4, we will not consider abstentions or broker non-votes as being cast, and therefore, they will have no effect on the results of these two proposals.

What is the effect of the advisory votes on Proposals 3 and 4?

Although the advisory votes on Proposals 3 and 4 are non-binding, our Board and the appropriate Committee will review the results of the votes and, consistent with our record of shareholder engagement, will take them into account in making a determination concerning executive compensation and the frequency of such advisory votes.

What if I abstain from voting on a proposal?

If you sign and return your proxy marked “abstain”, your shares will be counted for purposes of determining whether a quorum is present. For Proposals 1, 3 and 4, abstentions will not be included in vote totals and will not affect the outcome of the vote. In Proposal 2, abstentions will have the same effect as a negative vote.

What if I am a beneficial shareholder and I do not give the nominee voting instructions?

Brokerage firms have the authority under New York Stock Exchange (NYSE) rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as shares present and entitled to be voted with respect to a matter on which the nominee has expressly not voted.

The table below sets forth, for each proposal on the ballot, whether a nominee can exercise discretion and vote your shares absent your instructions and if not, the impact of such broker non-vote on the approval of the proposal. The table also sets forth the impact of abstentions, as described above.

	Can Brokers Vote	Impact of	Impact of
Proposal	Absent Instructions?	Broker Non-Vote	Abstentions

Election of Directors	No	None	None
Ratification of independent registered certified public accounting firm	Yes	Not Applicable	Same as a Vote “Against”
Say on Pay	No	None	None
Say on Frequency	No	None	None

What if I sign and return my proxy without making any selections?

If you sign and return your proxy without making any selections, your shares will be voted “FOR” each of the director nominees, “FOR” the option of “every three years” for the Say on Frequency proposal and “FOR” each of the two other proposals. If other matters properly come before the meeting, the proxy holders will have the authority to vote on those matters for you at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

How do I change my vote?

A shareholder of record may revoke a proxy by giving written notice of revocation to our Corporate Secretary before the meeting, by delivering a later-dated proxy (either in writing, by telephone or over the Internet), or by voting in person at the Annual Meeting.

If you are a beneficial shareholder, you may change your vote by following your nominee’s procedures for revoking or changing your proxy.

What shares are covered by my proxy card?

Your proxy reflects all shares owned by you at the close of business on March 11, 2011. For participants in our 401(k) Plan, shares held in your account as of that date are included in your proxy.

What does it mean if I receive more than one proxy card?

It means that you hold shares in more than one account. To ensure that all your shares are voted, sign and return each proxy card. Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card and voting instruction card you receive.

Who can attend the Annual Meeting?

Only shareholders and our invited guests are permitted to attend the Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our shareholder list. If a nominee holds your shares and you plan to attend the meeting, you should bring a brokerage statement showing your ownership of the shares as of the record date, a letter from the nominee confirming such ownership and a form of personal identification. If you wish to vote your shares that are held by a nominee at the meeting, you must obtain a proxy from your nominee and bring your proxy to the meeting.

If I plan to attend the Annual Meeting, should I still vote by proxy?

Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting. If you send in your proxy card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record.

Beneficial shareholders who wish to vote in person must request a legal proxy from their nominee and bring that legal proxy to the Annual Meeting.

ELECTION OF DIRECTORS

(Proposal 1)

Under our By-Laws, directors are elected for three-year terms, typically with one-third of the directors standing for election in any given year. The four directors whose terms expire at the 2011 Annual Meeting of Shareholders are James S. Beard, L. Patrick Hassey, Lynn M. Martin and Hansel E. Tookes, II. Upon the recommendation of the Corporate Governance and Nominating Committee (Governance Committee), our Board has nominated Mr. Beard, Mr. Hassey, Ms. Martin and Mr. Tookes for re-election at the 2011 Annual Meeting of Shareholders for a three-year term that expires at the 2014 Annual Meeting of Shareholders, and each has consented to serve if elected. While Ms. Martin’s and Mr. Beard’s terms are set to expire in 2014, pursuant to our current Director Retirement Policy, as set forth in our Corporate Governance Guidelines, directors must retire immediately prior to the Company’s Annual Meeting of Shareholders that is closest in time to the date on which the director attains age 72. Based on the current policy, Ms. Martin would be required to tender her resignation prior to the 2012 Annual Meeting of Shareholders and Mr. Beard would be required to tender his resignation prior to the 2013 Annual Meeting of Shareholders, unless the Board approved a waiver of the policy. In the event that Ms. Martin or Mr. Beard retires in accordance with the policy, shareholders will have the opportunity to elect new directors to fill out the remainder of Ms. Martin’s or Mr. Beard’s term.

John M. Berra, Luis P. Nieto, Jr., E. Follin Smith and Gregory T. Swienton are currently serving terms that expire at the 2012 Annual Meeting of Shareholders. David I. Fuente, Eugene A. Renna and Abbie J. Smith are currently serving terms that expire at the 2013 Annual Meeting of Shareholders.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his or her duties as a director and contribute to our success. Our directors were nominated because each possesses the highest standards of personal integrity and interpersonal and communication skills, is highly accomplished in his or her field, has an understanding of the interests and issues that are important to our shareholders and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our directors as a group complement each other and each other’s respective experiences, skills and qualities. Our directors make up a diverse body in terms of age, gender, ethnic background and professional experience but engender a cohesive body in terms of Board process and collaboration.

Each director’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director appears on the following pages.

If you are a beneficial shareholder and do not give your nominee instructions, your nominee does not have the ability to vote in favor or against the director nominees. We therefore, urge you to return your proxy card and vote your shares.

The Board recommends a vote FOR the election of
each of the director nominees.

NOMINEES FOR DIRECTOR
FOR A TERM OF OFFICE EXPIRING AT THE 2014 ANNUAL MEETING

James S. Beard, served as President of Caterpillar Insurance Services Corporation, Caterpillar Redistribution Services Inc. and Caterpillar Power Ventures Corporation, and Vice President of Caterpillar Inc. from 1991 to 2005. In his role at Caterpillar, Mr. Beard had responsibility for the Financial Products Division, which includes Caterpillar Financial Services Corporation. He served in a leadership position of Caterpillar Financial Services since its formation in 1981.

Other Board Memberships

• Genesco, Inc.
• Rogers Group, Inc.
• A past Chairman of the Equipment Leasing and Finance Association

Qualifications. The Board nominated Mr. Beard as a director because of his years of leadership experience in the equipment leasing industry and global operations, as well as his experience in compensation and finance.	Director since 2008 Age: 70

L. Patrick Hassey, is Chairman and Chief Executive Officer of Allegheny Technologies Incorporated (ATI), a global leader in the production of specialty materials. On February 28, 2011, Mr. Hassey announced his intention to retire from ATI, effective May 1, 2011. Mr. Hassey was elected Chairman of ATI in May 2004. From October 2003 to May 2004, he served as President and Chief Executive Officer. Prior to October 2003, Mr. Hassey served as an outside management consultant to ATI executive management. Before joining ATI, Mr. Hassey served as Executive Vice President and a member of the corporate executive committee of Alcoa, Inc. from May 2000 until his early retirement in February 2003. He served as Executive Vice President of Alcoa and Group President of Alcoa Industrial Components from May 2000 to October 2002. Prior to May 2000, Mr. Hassey served as Executive Vice President of Alcoa and President of Alcoa Europe, Inc.

Other Board Memberships

• ATI
• Allegheny Conference on Community Development, which serves Southwestern Pennsylvania
• McGowan Institute for Regenerative Medicine
• Pittsburgh Council, Boy Scouts of America

Qualifications. The Board nominated Mr. Hassey as a director because of his experience as a Board Chairman, President and Chief Executive Officer and years in positions of executive oversight and senior leadership in large, global public companies as well as his experience in domestic and international operations.	Director since 2005 Age: 65

Lynn M. Martin, served as Secretary of Labor under President George H.W. Bush from 1991 to 1993. She is a regular commentator, panelist, columnist and speaker on issues relating to the changing global economic and political environment. Ms. Martin was the Davie Chair at the J.L. Kellogg Graduate School of Management and a Fellow of the Kennedy School Institute of Politics. Ms. Martin is the President of Martin Hall Group LLC, a consulting firm.

Other Board Memberships
• AT&T Inc.
• The Dreyfus Funds
• Chicago’s Lincoln Park Zoo
• A past Director of The Procter & Gamble Company (until January 2010)
• A past Director of Constellation Energy Group, Inc. (until January 2010)

Other Memberships
• Member of the Council on Foreign Relations and the Chicago Council of Global Affairs

Qualifications.  The Board nominated Ms. Martin as a director because of her prominent regulatory and government experience and expertise, including her leadership experience overseeing the Department of Labor while serving as the Secretary of Labor, as well as other leadership and academic experience.
Director since 1993 Age: 71

Hansel E. Tookes, II, served as President of Raytheon International until he retired from Raytheon Company in December 2002. He joined Raytheon in September 1999 as President and Chief Operating Officer of Raytheon Aircraft Company. He was appointed Chief Executive Officer in January 2000 and Chairman in August 2000. Mr. Tookes became President of Raytheon International in May 2001. Prior to joining Raytheon in 1999, Mr. Tookes had served as President of Pratt & Whitney’s Large Military Engines Group since 1996. He joined Pratt & Whitney’s parent company, United Technologies Corporation in 1980. Mr. Tookes was a Lieutenant Commander and military pilot in the U.S. Navy and later served as a commercial pilot with United Airlines.

Other Board Memberships
• Corning Incorporated
• NextEra Energy, Inc. (formerly FPL Group, Inc.)
• Harris Corporation
• BBA Aviation plc

Qualifications.  The Board nominated Mr. Tookes as a director because of his past executive oversight and senior management experience of large, global companies with diversified businesses as well as his significant operational experience in the transportation industry and the U.S. military and expertise in government contracts.
Director since 2002 Age: 63

DIRECTORS CONTINUING IN OFFICE

John M. Berra, served as Chairman of Emerson Process Management, a global leader in providing solutions to customers in process control, and Executive Vice President of Emerson Electric Company, until he retired in October 2010. Prior to October 2008, he served as President of Emerson Process Management. Mr. Berra joined Emerson’s Rosemount division as a marketing manager in 1976 and thereafter continued assuming more prominent roles in the organization until 1997 when he was named President of Emerson’s Fisher-Rosemount division (now Emerson Process Management). Prior to joining Emerson, Mr. Berra was an instrument and electrical engineer with Monsanto Company.

Other Board Memberships
• National Instruments Corporation
• Dell Children’s Medical Center Foundation of Central Texas
• A past Advisory Director to the Board of Directors of Emerson Electric Company (until October 2010)
• A past Chairman of the Fieldbus Foundation
• A past Chairman of the Measurement, Control, and Automation Association

Qualifications.  The Board nominated Mr. Berra as a director because of his years in positions of executive oversight and senior leadership in a global company with a diversified business as well as his experience in global marketing and operations and expertise in technology and engineering.
Director since 2003 Age: 63

David I. Fuente, served as Chairman and Chief Executive Officer of Office Depot, Inc. from 1987, one year after the company was founded, until he retired as its Chief Executive Officer in June 2000 and Chairman in December 2001. Before joining Office Depot, Mr. Fuente served for eight years at the Sherwin-Williams Company as President of its Paint Stores Group. Before joining Sherwin-Williams, he was Director of Marketing at Gould, Inc.

Other Board Memberships
• Office Depot, Inc.
• Dick’s Sporting Goods, Inc.
• A past Director of Sunrise Senior Living Inc. (until December 2010)

Qualifications.  The Board nominated Mr. Fuente as a director because of his past experience as a Board Chairman and Chief Executive Officer and years of executive oversight and senior management experience in large, global public companies as well as his operational and significant marketing experience.
Director since 1998 Age: 65

Luis P. Nieto, Jr., served as President of the Consumer Foods Group for ConAgra Foods Inc. from 2007 until he retired in 2009. Mr. Nieto joined ConAgra in 2005 and has held various leadership positions, including President of the Meats Group and Refrigerated Foods Group. ConAgra Foods is one of the largest packaged foods companies in North America. Prior to joining ConAgra, Mr. Nieto was President and Chief Executive Officer of the Federated Group, a leading private label supplier to the retail grocery and foodservice industries from 2002 to 2005. From 2000 to 2002, he served as President of the National Refrigerated Products Group of Dean Foods Company. Prior to joining Dean Foods, Mr. Nieto held positions in brand management and strategic planning with Mission Foods, Kraft Foods and the Quaker Oats Company. Mr. Nieto is the President of Nieto Advisory LLC, a consulting firm.

Other Board Memberships
• AutoZone, Inc.

Other Memberships
• Member of the University of Chicago’s College Visiting Committee

Qualifications.  The Board nominated Mr. Nieto as a director because of his senior leadership and executive oversight experience as well as his finance and operational experience, which includes supply chain/logistics oversight, and expertise in brand management/marketing and strategic planning.
Director since 2007 Age: 55

Eugene A. Renna, retired from ExxonMobil Corporation in January 2002 where he was an Executive Vice President. He was President and Chief Operating Officer of Mobil Corporation and a member of its Board of Directors, until the time of its merger with Exxon Corporation in 1999. As President and Chief Operating Officer of Mobil, Mr. Renna was responsible for overseeing all of its global exploration and production, marketing and refining, and chemicals and technology business activities. Mr. Renna’s career with Mobil began in 1968 and included a range of senior management roles in marketing, refining, domestic and international operations, planning and economics.

Other Board Memberships
• A past Director of Fortune Brands, Inc. (until December 2007)
• A past Director of ExxonMobil (until January 2002)

Qualifications.  The Board nominated Mr. Renna as a director because of his years in senior management positions in large, global public companies as well as his oversight and experience in the areas of finance, marketing and domestic and international operations.
Director since 2002 Age: 66

Abbie J. Smith, is the Boris and Irene Stern Distinguished Service Professor of Accounting at the University of Chicago Booth School of Business. She joined their faculty in 1980 upon completion of her Ph.D. in Accounting at Cornell University. The primary focus of her research is corporate restructuring, transparency and corporate governance. Professor Smith is a co-editor of the Journal of Accounting Research. She was nominated for a 2005 Smith Breeden Prize for her publication in The Journal of Finance and has received a Marvin Bower Fellowship from the Harvard Business School, a McKinsey Award for Excellence in Teaching and a GE Foundation Research Grant.

Other Board Memberships
• HNI Corporation
• DFA Investment Dimensions Group Inc.
• Dimensional Investment Group Inc.

Other Memberships
• Trustee of certain Chicago-based UBS Funds

Qualifications.  The Board nominated Ms. Smith as a director because of her accomplished educational background and academic experience in accounting, as well as her published works and significant contributions in the areas of accounting and corporate governance.
Director since 2003 Age: 57

E. Follin Smith, served as the Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Constellation Energy Group, Inc. until May 2007, then the nation’s largest competitive supplier of electricity to large commercial and industrial customers and the nation’s largest wholesale power seller. Ms. Smith joined Constellation Energy Group as Senior Vice President, Chief Financial Officer in June 2001 and was appointed Chief Administrative Officer in December 2003. Before joining Constellation Energy Group, Ms. Smith was Senior Vice President and Chief Financial Officer of Armstrong Holdings, Inc., the global leader in hard-surface flooring and ceilings. Prior to joining Armstrong, Ms. Smith held various senior financial positions with General Motors, including Chief Financial Officer for General Motors’ Delphi Chassis Systems division.

Other Board Memberships

• Discover Financial Services
• University of Virginia’s Darden School Foundation
• Davidson College
• CENTERSTAGE, in Baltimore, Maryland

Qualifications. The Board nominated Ms. Smith as a director because of her past experience as Chief Financial Officer and Chief Administrative Officer of public companies and other senior management experience, which includes oversight of finance, human resources, risk management, legal and information technology functions.	Director since 2005 Age: 51

Gregory T. Swienton, was appointed Chairman of Ryder System, Inc. in May 2002 having been named Chief Executive Officer in November 2000. Mr. Swienton joined Ryder as President and Chief Operating Officer in June 1999. Before joining Ryder, Mr. Swienton was Senior Vice President — Growth Initiatives of Burlington Northern Santa Fe Corporation (BNSF). Prior to that, he was BNSF’s Senior Vice President — Coal and Agricultural Commodities Business Unit and previously had been Senior Vice President of its Industrial and Consumer Units. He joined the former Burlington Northern Railroad in June 1994 as Executive Vice President — Intermodal Business Unit. Prior to joining Burlington Northern, Mr. Swienton was Executive Director — Europe and Africa of DHL Worldwide Express in Brussels, Belgium from 1991 to 1994, and prior to that, he was DHL’s Managing Director — Western and Eastern Europe from 1988 to 1990, also located in Brussels. For the five years prior to these assignments, Mr. Swienton was Regional Vice President of DHL Airways, Inc. in the United States. From 1971 to 1982, Mr. Swienton held various national account, sales and marketing positions with AT&T and Illinois Bell Telephone Company.

Other Board Memberships

• Harris Corporation
• Lennox International Inc.
• St. Thomas University in Miami

Qualifications. The Board nominated Mr. Swienton as a director because of his current role as Chief Executive Officer and past experience as President and Chief Operating Officer of Ryder, as well as other senior leadership experience at large, global public companies and extensive experience in the transportation and supply chain/logistics industries, domestic and international operations and business development.	Director since 1999 Age: 61

CORPORATE GOVERNANCE

We maintain a Corporate Governance page at www.ryder.com, which includes our Corporate Governance Guidelines and the following additional materials relating to corporate governance:

•	Principles of Business Conduct
•	Committee Charters
•	Board — Background and Experience
•	Board Committees — Description of Committees, Charters and Current Members
•	How to Contact our Directors

The Corporate Governance Guidelines set forth our governance principles relating to, among other things:

•	Director independence (including our categorical director independence standards)
•	Director qualifications and responsibilities
•	Board structure; director resignation policy
•	Director compensation
•	Management succession
•	The periodic performance evaluation of the Board

The Principles of Business Conduct apply to our officers, employees and Board members and cover all areas of professional conduct including conflicts of interest, confidentiality, compliance with law and mechanisms to report known or suspected wrongdoing. The Principles of Business Conduct include a Code of Ethics applicable to our Chief Executive Officer, Chief Financial Officer and senior financial management. Any changes to these documents and any waivers granted by the Governance Committee with respect to our Principles of Business Conduct will be posted on our website. Any waivers with respect to our Principles of Business Conduct will also be disclosed in a public filing made with the Securities and Exchange Commission (SEC).

BOARD OF DIRECTORS

Director Independence

It is our policy that a substantial majority of the members of our Board and all of the members of our Audit Committee, Compensation Committee, Governance Committee and Finance Committee qualify as independent as required by the NYSE corporate governance listing standards.

To assist it in making independence determinations, our Board has adopted categorical director independence standards, which are part of our Corporate Governance Guidelines. The Board determined that each of the following transactions or relationships will not, by itself, be deemed to create a material relationship for the purpose of determining a director’s independence:

•	Prior Employment of Director. The director was employed by us or was personally working on our audit as an employee or partner of our independent registered certified public accounting firm, and over five years have passed since such employment, partnership or auditing relationship ended.

•	Employment of Immediate Family Member. (i) An immediate family member was an officer of ours or was personally working on our audit as an employee or partner of our independent registered certified public accounting firm, and over five years have passed since such employment, partnership or auditing relationship ended; or (ii) an immediate family member is currently employed by us in a non-officer position, or by our independent registered certified public accounting firm not as a partner and not participating in the firm’s audit, assurance or tax compliance practice.

•	Interlocking Directorships. An executive officer of ours served on the board of directors of a company that employed the director or employed an immediate family member as an executive officer, and over five years have passed since either such relationship ended.

•	Commercial Relationships. The director is an employee, partner, greater than 10% shareholder or director (or a director’s immediate family member is a partner, greater than 10% shareholder, director or officer) of a company that makes or has made payments to, or receives or has received payments (other than contributions, if the company is a tax-exempt organization) from, us for property or services, and the amount of such payments has not within any of such other company’s three most recently completed fiscal years exceeded one percent (or $1 million, whichever is greater) of such other company’s consolidated gross revenues for such year.

•	Indebtedness. A director or an immediate family member is a partner, greater than 10% shareholder, director or officer of a company that is indebted to us or to which we are indebted, and the aggregate amount of such debt is less than one percent (or $1 million, whichever is greater) of the total consolidated assets of the indebted company.

•	Charitable Relationships. A director is a trustee, fiduciary, director or officer of a tax-exempt organization to which we make contributions, and the contributions to such organization by us have not, within any of such organization’s three most recently completed fiscal years, exceeded one percent (or $250,000, whichever is greater) of such organization’s consolidated gross revenues for such year.

For purposes of these independence standards, an “immediate family member” includes a director’s spouse, parents, children, siblings, mother- and father-in-law, son- and daughter-in-law, brother- and sister-in-law, and anyone (other than domestic employees) who shares such director’s home.

Pursuant to our Corporate Governance Guidelines, the Board undertakes an annual review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and us or members of our senior management.

In the ordinary course of business, transactions may occur between us and entities with which some of our directors are or have been affiliated. During 2011, in connection with its evaluation of director independence, our Board reviewed transactions between us and any company that has any of our directors on its board of directors, or that has any of our directors or family members of our directors serving as executives or officers. Specifically, each of Mr. Fuente, Mr. Hassey, Ms. Martin, Mr. Nieto, Ms. E. Follin Smith and Mr. Tookes serve on boards of directors of companies that lease vehicles or receive other services from us, or provide services to us. In addition, Mr. Berra served as an executive of a company until October 2010 that leases vehicles from us, and family members of Mr. Berra and Ms. E. Follin Smith serve as executives or officers of companies that lease vehicles from us. We reviewed each of these commercial relationships and found that all the transactions between us and the relevant company were made in the ordinary course of business and were negotiated at arm’s length. Furthermore, each of these commercial relationships was below the threshold set forth in our categorical director independence standards (i.e., one percent of such other company’s consolidated gross revenues for such year or $1 million, whichever is greater). As a result, our Board determined that none of these commercial relationships impaired the independence of the relevant director.

Additionally, we reviewed charitable donations made by the Company (other than contributions made through our Matching Gifts to Education Program for employees and directors, which is described on page 54) to tax exempt organizations where our directors serve as a trustee or director. Specifically, Mr. Hassey and Ms. Martin serve on boards of organizations to which the Company makes or has made charitable contributions. We reviewed each of these charitable relationships and found that all contributions made by the Company were made in the ordinary course, at arm’s length and consistent with our charitable giving policies and procedures. Furthermore, each of these charitable relationships was below the threshold set forth in our categorical director independence standards (i.e., one percent of such organization’s consolidated gross revenues for such year or $250,000, whichever is greater). As a result, our Board determined that none of these charitable relationships impaired the independence of the relevant director.

Based on its independence review and after considering the transactions described above, the Board determined that each of the following directors (which together constitute all of the members of the Board other than Mr. Swienton) is independent: James S. Beard, John M. Berra, David I. Fuente, L. Patrick Hassey, Lynn M. Martin, Luis P. Nieto, Jr., Eugene A. Renna, Abbie J. Smith, E. Follin Smith and Hansel E. Tookes, II.

Communications with the Board

Shareholders and other interested parties can communicate with our independent directors as a group through an external toll-free hotline number (7 days a week/24 hours a day), through the Corporate Governance page of our website at www.ryder.com, or by mailing their communication to Independent Directors, c/o Corporate Secretary, Ryder System, Inc., 11690 N.W. 105 Street, Miami, Florida 33178. Any communications received from interested parties in the manner described above will be collected and organized by our Corporate Secretary and will be periodically, but in any event prior to each regularly-scheduled Board meeting, reported and/or delivered to our independent directors. The Corporate Secretary will not forward spam, junk mail, mass mailings, service complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate materials to the independent directors. Correspondence relating to certain of these matters such as service issues may be distributed internally for review and possible response. The procedures for communicating with our independent directors as a group are available on the Corporate Governance page of our website at www.ryder.com.

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal control, financial improprieties or auditing matters. Any of our employees or members of the general public may confidentially communicate concerns about any of these matters to any supervisor or manager, the Senior Vice President of Internal Audit, the Vice President, Global Compliance and Business Standards/Deputy General Counsel, or on a confidential and/or anonymous basis by way of an external toll-free hotline number, an internal ethics phone line, ethics@ryder.com, or to members of our Audit Committee at audit@ryder.com. All of the reporting mechanisms are publicized on our website at www.ryder.com, in our Principles of Business Conduct, through compliance training and wallet cards, brochures and location posters. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal control, financial improprieties or auditing matters and if it does, it will be handled in accordance with the procedures established by the Audit Committee. A summary of all complaints, of whatever type, received through the reporting mechanisms are reported to the Audit Committee at each regularly-scheduled Audit Committee meeting. Matters requiring immediate attention are promptly forwarded to the Chair of the Audit Committee.

Board Meetings

The Board held 6 regular and 1 special meeting in 2010. Each of the directors attended 75% or more of the aggregate number of meetings of the Board and Committees on which the director served in 2010, except for Mr. Fuente, due to an unforeseen medical issue from which he has fully recovered. In 2010, however, Mr. Fuente did dedicate significant time and made significant contributions to the Company outside the Board and Committee meetings. Our independent directors meet in executive session without management present as part of each regularly-scheduled Board meeting. The Chair of our Governance Committee, serving as our lead independent director, presides over these executive Board sessions.

We expect each of our directors to attend our Annual Meeting of Shareholders. Because the Board holds one of its regularly-scheduled meetings in conjunction with our Annual Meeting of Shareholders, unless one or more members of the Board are unable to attend, all of the members of the Board are present for the Annual Meeting. All of our directors attended the 2010 Annual Meeting of Shareholders.

Board Leadership Structure

Ryder combines the positions of Chief Executive Officer (CEO) and Chair of the Board. Ryder believes that the CEO, as a Company executive, is in the best position to fulfill the Chair’s responsibilities, including those related to identifying emerging issues facing Ryder, communicating essential information to the Board about Ryder’s performance and strategies, and preparing agendas for the Board.

In order to mitigate any potential disadvantages of a combined CEO and Chair, the Board has developed the role of a strong lead independent director to facilitate and strengthen the Board’s independent oversight of Company performance, strategy and succession planning and to uphold effective governance standards. The Board’s practice has historically been that the Governance Committee Chair presides over meetings of the independent directors. Ryder’s Corporate Governance Guidelines were recently amended to formalize the role of the lead independent director. The position of the Governance Committee Chair is rotated periodically in accordance with Ryder’s Corporate Governance Guidelines and is currently held by E. Follin Smith.

Ms. Smith’s duties as lead independent director include:

•	Presiding at all meetings of the Board at which the Chair is not present, including executive sessions of the independent directors;
•	Serving as the liaison between the Chair and the independent directors;
•	Serving as a liaison between the Board and management to obtain the types and forms of information that the Board needs;
•	Requesting and previewing information sent to the Board;
•	Working with management to prepare presentations for the Board;
•	Approving meeting agendas for the Board; and
•	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.

In addition, Ms. Smith has the authority to call meetings of the independent directors and if requested by major shareholders, is available for consultation and direct communication with these shareholders to discuss their concerns and expectations.

Board Committees

The Board has four standing committees — Audit, Compensation, Corporate Governance and Nominating and Finance. All of the Committees are composed entirely of independent directors who meet in executive session without management present as part of each regularly-scheduled Committee meeting. The table below provides current membership and 2010 meeting information for each of the Committees.

Corporate
Governance &
Name	Audit	Finance	Compensation	Nominating

James S. Beard		Member	Member
John M. Berra		Member	Chair
David I. Fuente		Member	Member
L. Patrick Hassey			Member	Member
Lynn M. Martin			Member	Member
Luis P. Nieto, Jr.	Member			Member
Eugene A. Renna***	Member	Chair
Abbie J. Smith	Chair	Member
E. Follin Smith*	Member			Chair
Gregory T. Swienton**
Hansel E. Tookes, II***	Member			Member
2010 Meetings	8	6	8	5

*	Lead Independent Director

**	Chairman of the Board

***	Mr. Tookes served as Chair of the Finance Committee until December 1, 2010, at which time Mr. Renna became the Chair of the Finance Committee and Mr. Tookes became a member of the Governance Committee.

We have adopted written Charters for each of the Committees that comply with the NYSE’s corporate governance listing standards, applicable provisions of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) and SEC rules. Each Committee Charter sets forth the respective Committee’s responsibilities, and provides for a periodic review of such Charter and an annual evaluation of the respective Committee’s performance. The Charters grant each Committee the authority to obtain the advice and assistance of, and receive appropriate funding from us for, outside legal, accounting or other advisors as the Committee deems necessary to fulfill its obligations. The specific powers and responsibilities of the various Committees are set forth in more detail in their Charters, which are available on the Corporate Governance page of our website at www.ryder.com.

AUDIT COMMITTEE

Responsibilities

The Audit Committee’s responsibilities include:

•	appointing, overseeing and determining the compensation and independence of our independent registered certified public accounting firm;
•	approving the scope of the annual audit and the related audit fees as well as the scope of internal audit procedures;
•	reviewing audit results, financial disclosure and earnings guidance;
•	overseeing investigations into accounting and financial complaints; and
•	reviewing, discussing and overseeing the process by which we assess and manage risk.

The Audit Committee meets in executive session, consisting exclusively of independent directors, at the end of every regularly-scheduled Audit Committee meeting (other than telephonic meetings). Our Chief Financial Officer, our Controller, our Senior Vice President of Internal Audit and representatives of our independent registered certified public accounting firm attend all Audit Committee meetings to assist the Audit Committee in its discussion and analysis of the various agenda items. Members of management are generally excused from the Audit Committee meetings as appropriate. The Audit Committee also meets individually with each of our Senior Vice President of Internal Audit, representatives of our independent registered certified public accounting firm and our Chief Financial Officer, at the end of every regularly-scheduled Audit Committee meeting (other than telephonic meetings).

Independence and Financial Expertise

The Board reviewed the background, experience and independence of the Audit Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Audit Committee:

•	meets the independence requirements of the NYSE’s corporate governance listing standards and our categorical director independence standards;
•	meets the enhanced independence standards for audit committee members required by the SEC;
•	is financially literate, knowledgeable and qualified to review financial statements; and
•	qualifies as an “audit committee financial expert” under SEC rules.

COMPENSATION COMMITTEE

Responsibilities

The Compensation Committee’s responsibilities include:

•	overseeing, reviewing and approving our executive and director compensation policies and programs;
•	approving compensation actions for direct reports to the CEO and recommending compensation actions for the CEO for consideration by the independent directors;
•	approving and recommending the appointment of new officers; and
•	reviewing and discussing the Compensation Discussion and Analysis included in this proxy statement to determine whether to recommend it for inclusion in our proxy statement.

Compensation Committee Processes and Procedures

Meetings.  The Compensation Committee meets at least five times each year in February, May, July, October and December. Each year in December, the Compensation Committee reviews and approves an agenda schedule for the following year. The agenda schedule outlines the various topics the Compensation Committee will consider during the year to ensure that the Compensation Committee adequately fulfills its responsibilities under its Committee Charter. The Compensation Committee considers other topics during the year as needed to fulfill its responsibilities.

Our Chief Administrative Officer (CAO) works closely with the Chair of the Compensation Committee prior to each Compensation Committee meeting to ensure that the information presented to the Compensation Committee in connection with the items to be discussed and/or approved is clear and comprehensive.

The CAO, CEO, Vice President of Compensation and Benefits and an attorney from our legal department attend all regularly-scheduled Compensation Committee meetings to assist the Compensation Committee in its discussion and analysis of the various agenda items. These individuals are generally excused from the meetings as appropriate, including for discussions regarding their own compensation. The Compensation Committee meets in executive session, consisting exclusively of independent directors, at the end of every regularly-scheduled meeting.

Authority, Role of Management and Delegation.  The Compensation Committee is responsible for reviewing and approving all of the components of our executive compensation program as well as the compensation program for our Board. New executive compensation plans and programs must be approved by the full Board based on recommendations made by the Compensation Committee. The Compensation Committee, with input from the CEO, is responsible for setting the compensation of all of our other named executive officers. Our independent directors, acting as a group, are responsible for setting CEO compensation based on recommendations from the Compensation Committee. The Compensation Committee may delegate its responsibilities, including the authority to retain compensation consultants, outside legal counsel and other advisors, as the Compensation Committee deems necessary to carry out its duties. The Compensation Committee has not delegated any of its responsibilities to management.

At the Board’s annual succession planning meeting in October of each year, each named executive officer’s performance and succession opportunities are discussed by the full Board. In February of each year and at other times during the year as needed, our CEO gives the Compensation Committee a performance assessment and compensation recommendation for each named executive officer. Our CEO also reviews each executive’s three-year compensation history, and current compensation data provided by our compensation group and outside consultants.

Beginning at the end of each year, the independent directors conduct a performance review of the CEO. The evaluation questionnaire is prepared by the Governance Committee, which is responsible for determining and overseeing the process by which the CEO will be evaluated. In February, the Compensation Committee discusses the CEO’s performance review in executive session and formulates its recommendation regarding CEO compensation. At the February Board meeting, in executive session without the CEO present, the independent directors finalize the CEO’s performance evaluation and determine the CEO’s compensation after consideration of the recommendation of the Compensation Committee.

Use of Compensation Consultants.  The Compensation Committee has authority to retain compensation consultants, outside legal counsel and other advisors to assist it in fulfilling its responsibilities. Although we do not have a written policy regarding which members of management may engage compensation consultants to assist in the evaluation of executive compensation, historically, in addition to the Compensation Committee, only our CAO and Vice President of Compensation and Benefits have engaged compensation consultants to assist in the evaluation of executive compensation.

For 2010, the Compensation Committee engaged Frederic W. Cook & Co. (Cook) to provide a review of competitive market data for each member of the leadership team, including Mr. Swienton and each other named executive officer other than Mr. Garcia, who was not a named executive officer at the time of Cook’s engagement, and to work directly with the Chair of the Compensation Committee to prepare proposals for 2010 executive compensation packages. During 2010, Cook was also (1) engaged by the Compensation Committee to conduct a bi-annual review of outside director compensation and provide recommendations, as discussed on page 54 and (2) engaged by Ryder management to assist with the assessment of the risk arising from our compensation programs and policies, which included a review of both executive officer and non-executive officer compensation programs, as discussed on page 20. For 2011, Cook has again been engaged by (1) the Compensation Committee to provide a review of competitive market data for each member of the leadership team, including Mr. Swienton and each other named executive officer, and to work directly with the Chair of the Compensation Committee to prepare proposals for 2011 executive compensation packages and (2) Ryder to assist with the assessment of the risk arising from our compensation programs and policies.

Compensation Committee Interlocks and Insider Participation.  In 2010, none of our executive officers or directors was a member of the board of directors of any other company where the relationship would be considered a committee interlock under SEC rules.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Responsibilities

The Governance Committee’s responsibilities include:

•	recommending criteria for Board membership;
•	identifying qualified individuals to serve as directors;
•	reviewing the qualifications of director candidates, including those recommended by our shareholders pursuant to our By-Laws;
•	recommending to the Board the nominees to be proposed by the Board for election as directors at our Annual Meeting of Shareholders;
•	recommending the size, structure, composition and functions of Board Committees;
•	reviewing and recommending changes to the Charters of each Committee of the Board;
•	overseeing the Board evaluation process as well as the annual CEO evaluation process;
•	reviewing and recommending changes to our Corporate Governance Guidelines and Principles of Business Conduct; and
•	identifying and analyzing trends in public policy, public affairs and corporate responsibility.

Our Chief Legal Officer attends all regularly-scheduled Governance Committee meetings to assist the Governance Committee in its discussion and analysis of the various agenda items. Members of management are generally excused from the Governance Committee meetings as appropriate.

Process for Nominating Directors

In identifying individuals to nominate for election to our Board, the Governance Committee seeks candidates that:

•	have a high level of personal integrity and exercise sound business judgment;
•	are highly accomplished in their fields, with superior credentials and recognition and have a reputation, both personal and professional, consistent with our image and reputation;
•	have relevant expertise and experience and are able to offer advice and guidance to our senior management;
•	have an understanding of, and concern for, the interests of our shareholders; and
•	have sufficient time to devote to fulfilling their obligations as directors.

The Governance Committee will seek to identify individuals who would qualify as independent under applicable NYSE listing standards and our categorical director independence standards, and who are independent of any particular constituency. The Governance Committee may, based on the composition of the Board, seek individuals that have specialized skills or expertise, experience as a leader of another public company or major complex organization, or relevant industry experience. In addition, while Ryder does not have a formal, written diversity policy, the Governance Committee will attempt to select candidates who will assist in making the Board a diverse body. Ryder believes that a diverse group of directors brings a broader range of experiences to the Board and generates a greater volume of ideas and perspectives, and therefore, is in a better position to make complex decisions. In addition, Ryder believes its shareholders appreciate a diverse board, which is more reflective of the overall investment community. The Governance Committee uses feedback from its Board and Committee evaluation process, as well as a Board Composition Matrix, which each director completes, to assist in determining the proper mix of director experience and diversity, and to assist in the identification and selection of candidates for nomination.

Generally, the Governance Committee identifies individuals for service on our Board through the Governance Committee’s retention of experienced director search firms that are paid to use their extensive resources and networks to find qualified individuals who meet the qualifications established by the Board. These search firms create a comprehensive record of a candidate’s background, business and professional experience and other information that would be relevant to the Governance Committee in determining a candidate’s capabilities and suitability. The Governance Committee will also consider qualified candidates who are proposed by other members of the Board, our senior management and, to the extent submitted in accordance with the procedures described below, our shareholders. The Governance Committee will not consider a director candidate unless the candidate has expressed his or her willingness to serve on the Board if elected and the Governance Committee has received sufficient information relating to the candidate to determine whether he or she meets the qualifications established by the Board.

If a shareholder would like to recommend a director candidate to the Governance Committee, he or she must deliver to the Governance Committee the same information and statement of willingness to serve described above. In addition, the recommending shareholder must deliver to the Governance Committee a representation that the shareholder owns shares of our common stock and intends to continue holding those shares until the relevant Annual Meeting of Shareholders as well as a representation regarding the shareholder’s direct and indirect relationship to the suggested candidate. This information should be delivered to us at:

11690 N.W. 105 Street
Miami, Florida 33178
Attention: Corporate Secretary

This information must be delivered to the Governance Committee no earlier than 120 and no later than 90 days prior to the one-year anniversary of the date of the prior year’s Annual Meeting of Shareholders. Any candidates properly recommended by a shareholder will be considered and evaluated in the same way as any other candidate submitted to the Governance Committee.

Upon receipt of this information, the Governance Committee will evaluate and discuss the candidate’s qualifications, skills and characteristics in light of the current composition of the Board. The Governance Committee may request additional information from the recommending party or the candidate in order to complete its initial evaluation. If the Governance Committee determines that the individual would be a suitable candidate to serve as one of our directors, the candidate will be asked to meet with members of the Governance Committee, members of the Board and/or members of senior management, including in each case, our CEO, to discuss the candidate’s qualifications and ability to serve on the Board. Based on the Governance Committee’s discussions and the results of these meetings, the Governance Committee will recommend a nominee or nominees for election to the Board either by our shareholders at our Annual Meeting of Shareholders or by the Board to fill vacancies on the Board between Annual Meetings. The Board will, after consideration of the Governance Committee’s recommendations, nominate a slate of directors for election by our shareholders, or with regards to filling vacancies, elect a nominee to the Board. Pursuant to our Corporate Governance Guidelines, each incumbent director nominee must agree to tender his or her resignation for consideration by the Board if such director fails to receive the required number of votes for re-election in accordance with the By-Laws.

If a shareholder would like to nominate one or more directors for election at the Annual Meeting of Shareholders without involving the Governance Committee, it must comply with all of the requirements set forth in our By-Laws.

FINANCE COMMITTEE

Responsibilities

The Finance Committee’s responsibilities include:

•	reviewing our overall financial goals, liquidity position, arrangements and requirements;
•	reviewing, approving and recommending certain capital expenditures, issuances of debt and equity securities, dividend policy and pension contributions; and
•	reviewing our relationships with rating agencies, banks and analysts, and reviewing and managing our economic and insurance risk program and tax planning.

Our Chief Financial Officer and our Treasurer attend all regularly-scheduled Finance Committee meetings to assist the Finance Committee in its discussion and analysis of the various agenda items. Members of management are generally excused from the Finance Committee meetings as appropriate.

RISK MANAGEMENT

Enterprise Risk Management

We understand that risk is present in our everyday business and organizational strategy and risk-taking is a necessary part of growing and operating a business. Consequently, we have implemented an enterprise risk management (ERM) program to provide management and our Board with a robust and holistic top-down view of key risks facing Ryder.

Beginning in 2007, Ryder initiated a process to establish our formal ERM program. The program was developed under the supervision of our Chief Legal Officer and Chief Financial Officer with the assistance of external experts, and managed by our Chief Compliance Officer and Senior Vice President of Internal Audit, all of whom provide updates regarding risk to the Committees and full Board on a regular basis and, at a minimum, a formal presentation once per year.

The ERM program is structured so that the Board is responsible for oversight of our ERM process and the CEO and leadership team are responsible for risk identification, management and communication under our ERM processes. We believe that effective Board oversight of the ERM process is a key element in the preservation and enhancement of shareholder value. Specifically, our Board and Committees:

•	Discuss with management of both operational and administrative functions the effectiveness of risk management processes in identifying, assessing and managing the organization’s most significant enterprise-wide risk exposures.

•	Regularly receive presentations and updates on our ERM program and discuss with management the most significant risks that are identified and managed by Ryder.

•	Discuss and receive updates from management regarding the various controls and mitigating actions Ryder is taking to mitigate significant risks.

•	Review Ryder’s significant risks and consider such risks when overseeing Ryder’s strategic and business decisions.

In addition, all significant risks identified by our ERM program are communicated to and discussed with the Board and/or one or more of the Committees. For example, our process calls for all risks that may have a material impact on our financial statements or disclosures to be brought before the Audit Committee. Risks involving capital structure or access to capital will be discussed with the Finance Committee. We communicate risks associated with executive compensation and benefit programs to our Compensation Committee. The Governance Committee receives reports from management on governance and reputational risks Ryder has identified through our ERM program.

Although Ryder’s ERM program is structured with formal processes, it remains flexible enough to adjust to changing economic, business and regulatory developments and is founded upon clear lines of communication to the leadership team, the Board and its Committees.

Compensation Risks

Cook was engaged by Ryder management in 2010 to assist with the assessment of the risk arising from the Company’s compensation programs and policies. The assessment covered each material element of executive and non-executive employee compensation. Management concluded that these policies and practices do not create risk that is reasonably likely to have a material adverse effect on Ryder.

RELATED PERSON TRANSACTIONS

In accordance with our written Policies and Procedures Relating to Related Person Transactions, all “related person transactions” are subject to review, approval or ratification by the Governance Committee. For purposes of the Policies and Procedures, and consistent with Item 404 of Regulation S-K, a “related person transaction” is:

•	any transaction in which we or a subsidiary of ours is a participant, the amount involved exceeds $120,000 and a “related person” has a direct or indirect material interest; or
•	any material amendment to an existing related person transaction.

“Related persons” are our executive officers, directors, nominees for director, any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, and any immediate family member of any of the foregoing persons.

The Governance Committee is responsible for reviewing and determining whether to approve related person transactions. In considering whether to approve a related person transaction, the Governance Committee considers the following factors, to the extent relevant:

•	whether the terms of the related person transaction are fair to us and on the same basis as would apply if the transaction did not involve a related person;
•	whether there are business reasons for us to enter into the related person transaction;
•	whether the related person transaction would impair the independence of an outside director; and
•	whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director, executive officer or related person, the direct or indirect nature of the director’s, executive officer’s or related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Governance Committee deems relevant.

There were no related person transactions during 2010.

RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

(Proposal 2)

Our Audit Committee appointed PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2011 fiscal year. Although shareholder ratification of the appointment of PricewaterhouseCoopers LLP is not required, the Board believes that submitting the appointment to the shareholders for ratification is a matter of good corporate governance. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered certified public accounting firm. Representatives of PricewaterhouseCoopers LLP will be present at the 2011 Annual Meeting of Shareholders to respond to questions and to make a statement if they desire to do so.

Fees and Services of Independent Registered Certified Public Accounting Firm

Fees billed for services by PricewaterhouseCoopers LLP for the 2010 and 2009 fiscal years were as follows ($ in millions):

	2010	2009

Audit Fees	$3.6	$4.1
Audit-Related Fees	0.9	0.5
Tax Fees[1]	0.3	0.3
All Other Fees	*	*

Total Fees	$4.8	$4.9

[1]	All of the tax fees paid in 2010 and 2009 relate to tax compliance services.

*	All Other Fees for each of 2010 and 2009 consist of $1,500 for research tools provided on a subscription basis.

Audit Fees primarily represent amounts for services related to the audit of our consolidated financial statements and internal control over financial reporting, a review of financial statements included in our Forms 10-Q (or other periodic reports or documents filed with the SEC), statutory or financial audits for our subsidiaries or affiliates, and consultations relating to financial accounting or reporting standards.

Audit-Related Fees represent amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. These services include audits of employee benefit plans, consultations concerning matters relating to Section 404 of Sarbanes-Oxley and due diligence.

Tax Fees represent amounts for U.S. and international tax compliance services (including review of our federal, state, local and international tax returns), tax advice and tax planning, in accordance with our approval policies described below.

Approval Policy

All services rendered by our independent registered certified public accounting firm are either specifically approved (including the annual financial statement audit) or are pre-approved by the Audit Committee in each instance in accordance with our Approval Policy for Independent Auditor Services (Approval Policy), and are monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence of the independent registered certified public accounting firm’s core service, which is the audit of our consolidated financial statements and internal control over financial reporting. Under the Approval Policy, the terms and fees of annual audit services, and any changes thereto, must be approved by the Audit Committee. The Approval Policy also sets forth detailed pre-approved categories of other audit, audit-related, tax and other non-audit services that may be performed by our independent registered certified public accounting firm during the fiscal year, subject to the dollar limitations set by the Audit Committee. The Audit Committee may, in accordance with the Approval Policy, delegate to any member of the Audit Committee the authority to approve audit and non-audit services to be performed by the independent registered certified public accounting firm. The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve audit and non-audit services if it is not practical to bring the matter before the full Audit Committee and the estimated fee does not exceed $100,000. Any Audit Committee member who exercises his or her delegated authority, including the Chair, must report any approval decisions to the Audit Committee at its next scheduled meeting. All of the services provided in 2010 were approved by the Audit Committee in accordance with the Approval Policy.

The Board recommends a vote FOR ratification of the appointment of
PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2011 fiscal year.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Ryder specifically incorporates it by reference into a filing.

The Audit Committee is comprised of five outside directors, all of whom are independent under the rules of the NYSE, our categorical director independence standards and applicable rules of the SEC. The Committee operates under a written Charter that specifies the Committee’s responsibilities. The full text of the Committee’s Charter is available on the Corporate Governance page of Ryder’s website (www.ryder.com). The Audit Committee members are not auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered certified public accounting firm.

The Audit Committee oversees Ryder’s financial reporting process on behalf of the Board. Ryder’s management has the responsibility for preparing the consolidated financial statements, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. Ryder’s independent registered certified public accounting firm is responsible for performing an integrated audit of Ryder’s year-end consolidated financial statements and internal control over financial reporting as of the end of the year in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and expressing opinions on (i) whether the financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of Ryder in conformity with accounting principles generally accepted in the United States and (ii) whether Ryder maintained effective internal control over financial reporting based on criteria established in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements in the annual report on Form 10-K for the fiscal year ended December 31, 2010 and management’s assessment of the effectiveness of internal control over financial reporting with Company management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered certified public accounting firm its judgments as to the quality of Ryder’s accounting principles and such other matters as are required to be discussed with the Committee by Audit Standard AU Section 380, “Communications with Audit Committees”, adopted by the PCAOB, as amended and the rules of the SEC. In addition, the Committee has discussed with the independent registered certified public accounting firm the firm’s independence from Company management and Ryder, reviewed the written disclosures and letter from the independent registered certified public accounting firm required by applicable requirements of the PCAOB regarding the independent registered certified public accounting firm’s communications with the Audit Committee concerning independence and considered the compatibility of non-audit services with the independent registered certified public accounting firm’s independence.

The Committee discussed with Ryder’s internal auditor and representatives of the independent registered certified public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditor and representatives of the independent registered certified public accounting firm, with and without management present, to discuss the results of their audits; their evaluations of Ryder’s internal control, including internal control over financial reporting; and the overall quality of Ryder’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of Ryder’s internal control over financial reporting be included in the annual report on Form 10-K for the year ended December 31, 2010 filed by Ryder with the SEC. The Committee has also approved, subject to shareholder ratification, the selection of PricewaterhouseCoopers LLP as Ryder’s independent registered certified public accounting firm for the 2011 fiscal year.

Submitted by the Audit Committee of the Board.

Abbie J. Smith (Chair)
Luis P. Nieto, Jr.
Eugene A. Renna
E. Follin Smith
Hansel E. Tookes, II

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS

The following table shows the number of shares of common stock beneficially owned as of January 31, 2011, by each director and each executive officer named in the Summary Compensation Table herein, individually, and all directors and executive officers as a group. No family relationships exist among our directors and executive officers.

	Shares Beneficially
	Owned or Subject	Shares Which
	to Currently	May be
	Exercisable	Acquired Within	Total Shares	Percent of
Name of Beneficial Owner	Options	60 Days[1]	Beneficially Owned[2]	Class[3]

Gregory T. Swienton[4,5]	701,571	169,843	871,414	1.657%
James S. Beard[5,6]	896	7,127	8,023	*
John M. Berra[6]	5,000	15,025	20,025	*
Robert D. Fatovic	83,048	38,212	121,260	*
David I. Fuente[5,6]	1,603	19,517	21,120	*
Art A. Garcia[5]	28,581	6,652	35,233	*
L. Patrick Hassey	0	10,024	10,024	*
Lynn M. Martin	10,881	20,938	31,819	*
Luis P. Nieto, Jr.	0	8,382	8,382	*
Eugene A. Renna	11,500	14,194	25,694	*
Robert E. Sanchez[4,5]	111,087	38,422	149,509	*
Abbie J. Smith[5,6]	12,156	15,457	27,613	*
E. Follin Smith[6]	0	11,647	11,647	*
Anthony G. Tegnelia[5,7]	61,868	49,667	111,535	*
Hansel E. Tookes, II4,6	6,000	15,313	21,313	*
John H. Williford	22,694	28,290	50,984	*
Directors and Executive Officers as a Group (18 persons)	1,100,965	508,976	1,609,941	3.062%

*	Represents less than 1% of our outstanding common stock.

[1]	Represents options to purchase shares which became exercisable between January 31, 2011 and March 31, 2011, Time Based Restricted Stock Rights vesting on February 8, 2011, Performance Based Restricted Stock Rights that vested on February 11, 2011, and restricted stock units held in the accounts of directors that are delivered upon the director’s departure from the Board, which shares vest upon grant, following a director’s first year of service on the Board.

[2]	Unless otherwise noted, all shares included in this table are owned directly, with sole voting and dispositive power. Listing shares in this table shall not be construed as an admission that such shares are beneficially owned for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (Exchange Act).

[3]	Percent of class has been computed in accordance with Rule 13d-3(d)(1) of the Exchange Act.

[4]	Includes shares held through a trust, jointly with their spouses or other family members or held solely by their spouses, as follows: Mr. Swienton, 107,018 shares; Mr. Sanchez, 2,152 shares; Mr. Tookes, 1,000 shares; and all directors and executive officers as a group, 110,170 shares.

[5]	Includes shares held in the accounts of executive officers pursuant to our 401(k) Plan and Deferred Compensation Plan and shares held in the accounts of directors pursuant to our Deferred Compensation Plan as follows: Mr. Swienton, 4,844 shares; Mr. Beard, 804 shares; Mr. Fuente, 1,603 shares; Mr. Garcia, 2,741 shares; Mr. Sanchez, 3,953 shares; Ms. A. Smith, 7,156 shares; Mr. Tegnelia, 3,089 shares; and all directors and executive officers as a group, 24,190 shares.

[6]	Includes stock granted to the director in lieu of his or her annual cash retainer, which stock has vested but will not be delivered to the director until six months after his or her departure from the Board.

[7]	Mr. Tegnelia has not been an executive officer of ours since September 1, 2010. Mr. Tegnelia has no continuing obligation to publically report transactions in our stock. Accordingly, the information reflected in this table is based solely on information included in our books and records as of January 31, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows the number of shares of common stock held by all persons who are known by us to beneficially own or exercise voting or dispositive control over more than five percent of our outstanding common stock.

	Number of Shares
	Beneficially
Name and Address	Owned	Percent of Class[4]

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	5,020,571[1]	9.80%
UBS AG Bahnhofstrasse 45 PO Box CH-8021 Zurich, Switzerland	3,550,909[2]	6.93%
Artisan Partners Holdings LP 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	3,244,864[3]	6.33%

[1]	Based on the most recent SEC filing by Blackrock, Inc. on Form 13G/A dated January 21, 2011. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 5,020,571; shared voting power 0; sole dispositive power 5,020,571; and shared dispositive power 0.

[2]	Based on the most recent SEC filing by UBS AG on Form 13G/A dated February 4, 2011. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 2,747,807; shared voting power 0; sole dispositive power 0; and shared dispositive power 3,550,909.

[3]	Based on the most recent SEC filing by Artisan Partners Holdings LP on Form 13G/A dated February 10, 2011. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 0; shared voting power 3,154,964; sole dispositive power 0; and shared dispositive power 3,244,864.

[4]	The ownership percentages set forth in this column are based on the number of shares outstanding of the Company’s common stock on January 31, 2011, and the assumption that each person listed above owned the number of shares reflected above on January 31, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports with the SEC relating to their common stock ownership and changes in such ownership. To our knowledge, based solely on our records and certain written representations received from our executive officers and directors, during the year ended December 31, 2010, all Section 16(a) filing requirements applicable to directors, executive officers and greater than 10% shareholders were complied with on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and 2010 compensation programs and actions for our named executive officers. Our named executive officers are those executive officers listed below (named executive officers or NEOs):

Gregory T. Swienton	Chairman and Chief Executive Officer (CEO)
Art A. Garcia	Executive Vice President and Chief Financial Officer (CFO) since September 1, 2010
Robert E. Sanchez	President — Global Fleet Management Solutions, formerly Executive Vice President and CFO until September 1, 2010
John H. Williford	President — Global Supply Chain Solutions
Robert D. Fatovic	Executive Vice President, Chief Legal Officer and Corporate Secretary
Anthony G. Tegnelia	Formerly President — Global Fleet Management Solutions, until September 1, 2010

Executive Summary

Compensation Philosophy and Objectives

Our primary goal is to design compensation programs that will attract, retain and motivate high quality executives who possess diverse skills and talents. We believe these compensation programs, together with a workplace culture that encourages career development and loyalty, establish Ryder as a premier employer and ultimately increase the value of our shareholders’ investment in the Company. We seek to offer a compensation program that allows us to consider and adjust compensation elements that will deliver market competitive packages that align our business strategy and culture to both drive and reward performance. Our compensation program has four key goals:

•	Align the short- and long-term interests of our shareholders and our named executive officers so that our named executive officers are appropriately encouraged and rewarded to take actions that are in the best interests of our shareholders when carrying out their duties as executives of Ryder.

•	Emphasize and reward overall Company performance through clear and simple incentive compensation programs that provide competitive compensation tied closely to Ryder’s and its executives’ performance.

•	Promote growth without either sacrificing quality of earnings or providing incentives to executives to engage in unreasonable business risks.

•	Reward each named executive officer’s performance, contribution and value to Ryder.

Company Performance

In 2010, we had a very successful year. In what continues to be an uneven, slow economic recovery, we achieved revenue growth and very good earnings leverage, including a 24% increase in comparable earnings. Our steady progress throughout the year enabled Ryder to deliver an increase in total shareholder value. Our earnings from continuing operations on a comparable basis (as described in our annual report on Form 10-K for the year ended December 31, 2010) increased to $117 million from $95 million in the prior year. This reflects higher earnings in our Global Fleet Management Solutions business segment due to improved commercial rental performance and used vehicle sales results partially offset by a decline in full service lease. Our Global Supply Chain Solutions business segment delivered solid margins with particularly strong results from our high-tech accounts. Total operating revenue was up 2% at $4.16 billion in 2010. Our solid balance sheet and strong cash flow of $258 million enabled us to announce strategic acquisitions which will help grow and expand capabilities in all three business segments. Additionally, our financial strength enabled us to repurchase three million shares under the previously announced stock buyback programs and increase our annual dividend by 8%.

Pay for Performance

The table below illustrates how the total target compensation set by our Compensation Committee for our named executive officers at the beginning of each of the fiscal years depicted was allocated between performance based and fixed components, how target performance based compensation is allocated between annual and long-term components, and how total target compensation is allocated between cash and equity components.

	% of Total Compensation		% of Performance Based Compensation		% of Total Compensation
NEO(3)	Performance Based	Fixed	Annual	Long-Term	Cash	Equity

Gregory T. Swienton
2010	83%	17%	24%	76%	50%	50%
2009	83%	17%	24%	76%	50%	50%
2008	83%	17%	24%	76%	50%	50%
Robert E. Sanchez
2010(1)	63%	37%	31%	69%	54%	46%
2009(1)	63%	37%	30%	70%	53%	47%
2008(1)	63%	37%	28%	72%	50%	50%
Anthony G. Tegnelia
2010(1)	59%	41%	36%	64%	57%	43%
2009(1)	60%	40%	35%	65%	57%	43%
2008(1)	61%	39%	32%	68%	54%	46%
John H. Williford
2010	68%	32%	35%	65%	65%	35%
2009	68%	32%	36%	64%	65%	35%
2008(2)	69%	31%	34%	66%	63%	37%
Robert D. Fatovic
2010(1)	60%	40%	32%	68%	53%	47%
2009(1)	60%	40%	32%	68%	53%	47%
2008(1)	61%	39%	30%	70%	52%	48%

(1)	Includes the following retention grants of Time Based Restricted Stock Rights (TBRSRs) allocated evenly over three years based on grant date value:

Year	NEO	# of Shares

2006	Sanchez	15,000
2008	Tegnelia	12,000
2008	Fatovic	10,000
2009	Sanchez	15,000

(2)	Reflects target 2008 compensation for Mr. Williford set in June upon commencement of employment.

(3)	The schedule excludes Mr. Garcia, as his compensation was not established by the Compensation Committee in his previous role.

The percentages in the table above were determined using (i) actual salaries as reported in the Summary Compensation Table, with the exception of Mr. Williford for 2008, which reflects the full-year value of his salary (employment commenced June 23, 2008); (ii) target Performance Incentive Plan awards, with the exception of Mr. Williford for 2008, which reflects his target had he been employed for the full year; (iii) target Long-Term Incentive Plan values, comprised of stock options (45%), Performance Based Restricted Stock Rights (PBRSRs) (35%) and Performance Based Cash Awards (PBCAs) (20%); and (iv) TBRSR awards valued at grant date fair value and allocated ratably over the three-year vesting period. TBRSRs granted in connection with promotion or hiring are not included. The following forms of compensation presented in the Summary Compensation Table were not considered: (i) Change in Pension Value and Nonqualified Deferred Compensation Earnings; and (ii) All Other Compensation.

For purposes of this table, (i) Performance Incentive Plan awards and Long-Term Incentive Plan values are performance based compensation; (ii) Long-Term Incentive Plan values are the only form of long-term performance based compensation; and (iii) actual salaries, Performance Incentive Plan awards and the PBCA component of the Long-Term Incentive Plan values are cash compensation.

Summary of 2010 Key Compensation Actions

Our compensation policies and objectives during 2010 were influenced by the significant uncertainty regarding whether, when and to what extent the worldwide economic conditions that impacted our 2009 financial results would improve during 2010. Our Compensation Committee designed and oversaw compensation programs intended to incentivize and pay for performance in light of these uncertain economic conditions in 2010. Highlighted below are some of the key actions and decisions taken by the Compensation Committee during 2010:

•	Salary Freeze. In February 2010, due to the uncertainty of the economic climate, the salaries for Mr. Swienton and all other NEOs were again frozen at 2008 levels for 2010.

•	Revised Performance Incentive Plan. Our executive compensation is tightly linked with performance. As with past years, we adopted a Performance Incentive Plan through which our NEOs were eligible to earn cash incentive compensation based upon achievement of specific financial and business objectives that are designed to reward high performance. In 2010, the Performance Incentive Plan was temporarily revised to take into consideration the uncertainty surrounding the economic recovery. Specifically, the Performance Incentive Plan was revised as follows:

•	The 2010 Performance Incentive Plan was divided into two six-month performance periods, with a payout opportunity equal to 35% of the executive’s annual target payout opportunity for the first half of 2010 and 65% of the executive’s annual target payout opportunity for the second half of 2010. In evaluating the shortened performance period structure, the Compensation Committee balanced its conviction that performance periods should be long enough to provide meaningful challenges and reward medium and long-term performance with its belief that the uncertainty facing Ryder and the world economy as a whole in early 2010 was unprecedented in recent history, thereby making it impracticable, for 2010, to establish an annual EPS performance level that would provide a meaningful challenge to executives throughout the entire year. The 35/65 allocation was selected as the Compensation Committee believed that it would align the 2010 Performance Incentive Plan with Ryder’s historical earnings pattern; and

•	For each six-month performance period, the 2010 Performance Incentive Plan was divided into two programs; the first, equal to 87.5% of the executive’s target payout opportunity for the period, based solely on Ryder’s EPS performance, and the second, equal to 12.5% of the executive’s target payout opportunity for the period, based on attainment of individual performance objectives, subject to Ryder’s attainment of a threshold EPS. The Compensation Committee believes that rewarding individual qualitative performance objectives is an important tool for promoting the successful execution of Ryder’s financial, strategic, operational and marketplace objectives and that the 87.5/12.5 allocation was the proper apportionment between Company financial measures and individual qualitative measures. For 2010, those individual performance metrics addressed strategy, acquisitions, market data, diversity and succession planning.

•	Continued Long-Term Incentive Plan. As in prior years, the Compensation Committee provided a package of long-term incentive (LTI) awards designed to reinforce the importance of building long-term value for our shareholders, while providing Ryder an important retention tool. Our 2010 LTI program continued to consist of a combination of stock options (45% of awarded LTI value), Performance Based Restricted Stock Rights (PBRSRs) (35% of awarded LTI value) and Performance Based Cash Awards (PBCAs) (20% of awarded LTI value). Stock options were granted with an exercise price equal to the average of the high and low sales price of our common stock as reported by the NYSE on the grant date, and therefore, have value only to the extent that our stock price increases. Each PBRSR and PBCA award has a three-year performance period and vests based upon Ryder’s cumulative average Total Shareholder Return relative to the Total Shareholder Return for the S&P 500 Composite Index, thereby aligning an executive’s compensation with the interests of the shareholders, rewarding long-term growth initiatives and promoting retention.

•	Eliminated Gross-Up Provision in Form of Severance Agreement. During 2010, the Compensation Committee reviewed our form of severance agreement in light of evolving best practices in executive compensation and corporate governance. As a result of this review, the Compensation Committee approved a new form of severance agreement that will be used when the Company enters into new severance arrangements which eliminated the tax gross-up provision provided for in our previous form of severance agreement.

Compensation Setting Process

Evaluating Performance

Annually, our CEO provides the Compensation Committee a performance assessment and compensation recommendation for each named executive officer, other than himself. The performance assessment includes strengths, weaknesses and succession potential and is based on individual performance evaluations conducted by the CEO. Our CEO also reviews each executive’s three-year compensation history and current compensation data provided by our compensation group and outside consultants. At the Board’s annual succession planning meeting in October, the performance of each NEO is also discussed by the full Board as part of Ryder’s succession planning process.

At the end of each year, the independent directors begin to conduct a performance review of the CEO. For the review, the CEO and each independent director complete a comprehensive CEO evaluation questionnaire relating to the CEO’s performance. This questionnaire is prepared by the Governance Committee, which is responsible for overseeing the process by which the CEO will be evaluated. The questionnaire focuses on (a) our historical and forecasted performance, (b) Mr. Swienton’s effectiveness in leading the organization, the Board and external constituencies, (c) his effectiveness at team building and succession planning and development and (d) his effectiveness in developing and leading implementation of strategic initiatives. The Compensation Committee then (1) reviews the CEO’s three-year compensation history, and, typically, current compensation data provided by our compensation group and outside consultants and (2) provides the independent directors a recommendation of CEO compensation based upon his evaluation and this information.

Establishing Individual Executive Compensation Packages

Annually, the Compensation Committee conducts a review of the executive compensation packages. Based on this review, the Compensation Committee approves, after considering the CEO’s recommendations, with respect to each NEO other than the CEO:

•	base salary changes;

•	any amounts earned under the previous year’s annual Performance Incentive Plan and LTI programs;

•	performance metrics, performance targets and target payout opportunity under the annual Performance Incentive Plan for the current year; and

•	LTI awards for the next three-year cycle.

The Compensation Committee makes similar recommendations for the CEO which is subject to approval by the independent directors of the Board. The Compensation Committee may approve other individual compensation actions during the year as needed.

Role of Compensation Consultant in 2010

As discussed above under the responsibilities of the Compensation Committee on page 16, the Compensation Committee has authority to retain compensation consultants, outside legal counsel and other advisors to assist in fulfilling its responsibilities. For 2010, the Compensation Committee engaged Frederic W. Cook & Co. (Cook) to provide a review of competitive market data for each member of the leadership team, including Mr. Swienton and each other named executive officer, and to work directly with the Chair of the Compensation Committee to prepare proposals for 2010 executive compensation packages. A discussion of the competitive review conducted by Cook is set forth below under “Benchmarking.”

Benchmarking

In evaluating each element of our executive compensation program, the Compensation Committee traditionally considers the executive compensation program and practices, as well as the financial performance, of comparative groups of companies. The Compensation Committee uses benchmark comparisons to peer groups or published surveys, as applicable, to ensure that it is acting on an informed basis and to establish points of reference to determine whether and to what extent it is establishing competitive levels of compensation for our executives. The Compensation Committee does not target a specific percentile of any survey or peer group. Rather, the Compensation Committee compares numerous elements of executive compensation, including base salaries, annual incentive compensation, long-term cash and equity based incentives and retirement benefits to assist in determining whether proposed compensation programs are competitive, and then uses its experience and judgment to make final compensation decisions.

As it has in prior years, in 2010, our Compensation Committee engaged Cook to provide (1) a review of competitive market data for Mr. Swienton and each other NEO and (2) recommendations regarding the 2010 compensation packages for each of these executives. However, based on the economic uncertainty facing Ryder, the Compensation Committee decided, in February 2010, to defer any positive adjustments to executive compensation that were indicated by the comparative data.

In connection with its review of competitive market data, Cook utilized two peer groups against which they analyzed each named executive officer’s compensation. The first group (Peer Group) was comprised of sixteen companies that are in a related industry and that all have one or more services or operating components that are similar to Ryder’s service offerings. Relative to the Peer Group, Ryder’s revenue, net income, total assets and market capitalization was between the median and the 75th percentile as of December 31, 2009. The Peer Group is comprised of:

Avis Budget Group, Inc.	Hertz Global Holdings, Inc.
C. H. Robinson Worldwide, Inc.	Hub Group, Inc.
Celadon Group, Inc.	J.B. Hunt Transport Services Inc.
Con-way Inc.	Landstar System, Inc.
CSX Corporation	Old Dominion Freight Line, Inc.
Expeditors International of Washington, Inc.	PHH Corporation
FEDEX Corporation	Trinity Industries, Inc.
GATX Corporation	United Parcel Service, Inc.

Our business is comprised of three distinct, complex business segments: Global Fleet Management Solutions, Global Supply Chain Solutions and Dedicated Contract Carriage. Although there are other public companies that operate in one or more of our business segments, there are no public companies that provide similar fleet management services (which represents approximately 66% of our consolidated revenues for 2010) or that provide the same mix of services, and that publicly disclose financial performance and compensation data relating to that business. As a result, we do not have access to relevant compensation data for our direct competitors. However, management and the Compensation Committee believe the Peer Group provides a useful basis of comparison for NEO compensation because, similar to Ryder, many of these companies are asset-based providers of transportation or transportation-related services or otherwise provide leasing or rental services. Furthermore, many are impacted by similar economic factors affecting Ryder including freight demand and fuel prices. Cook also compiled a second comparator group (Market Group) of thirteen service-based companies with market capitalizations ranging from $1 billion to $7 billion. This group was used to provide more general industry data outside of transportation/logistics. The Market Group was comprised of:

AECOM Technology Corporation	Republic Services, Inc.
Barnes & Noble, Inc.	Services Corp. International
Brink’s Home Security Holdings, Inc.	Unisys Corporation
CGI Group Inc.	United Rentals, Inc.
Convergys Corporation	UTi Worldwide Inc.
DST Systems, Inc.	W.W. Grainger, Inc.
Exterran Holdings, Inc.

2010 Executive Compensation Program

Components of Compensation

Our executive officers do not have employment agreements. This gives the Compensation Committee flexibility to change the components and component allocation of our executive compensation program in order to remain market competitive and address economic conditions. Our executive compensation program currently has four components: (1) base salary, (2) an annual cash incentive which is awarded pursuant to our Performance Incentive Plan, (3) Long-Term Incentive Awards, which have both a cash and equity component and (4) retirement and welfare benefits and perquisites.

We do not have a formal policy relating to the allocation of total compensation among the various components. However, both management and the Compensation Committee believe that the more senior the position an executive holds, the more influence they have over our operating and financial performance. As such, a greater amount of NEO compensation should be at-risk based on Ryder’s performance. Accordingly, the majority of target compensation that our NEOs are eligible to receive is dependent upon the achievement of short-term and long-term performance objectives and/or appreciation in the value of Ryder stock. In addition to these incentive opportunities, our compensation program provides all executive officers, including each of our NEOs, a lesser amount of fixed elements, such as base salary and benefits, which are an essential part of a competitive compensation program. We also provide competitive severance and change of control arrangements to mitigate any impact of succession planning and other corporate actions. The actual compensation mix for each NEO may vary based on job responsibilities, Ryder’s performance, individual performance and contributions to the organization.

The table below provides a brief description of the principal elements of compensation, how performance factors into each type of compensation and the compensation program objectives served by each pay element. Detailed descriptions of the components of compensation and how the Compensation Committee determined compensation levels for 2010 begin on page 33.

2010 Principal Compensation Components
Performance
Element	Description	Considerations	Primary Objectives
Base Salary	Fixed cash payment.	Based on the level of responsibility, experience, potential, individual performance, internal pay equity and contribution and competitive market position.	Competitiveness and certainty.

Performance Incentive Plan	Short-term incentive, cash payment.	Based on Company financial performance and attainment of individual performance objectives.	Rewards achievement of certain annual performance targets; motivates executives to focus their efforts on implementing Ryder’s near-term strategies and achieving operating, strategic and financial goals.

Long-Term Incentive Plan	Performance based cash awards and equity based awards (stock options and performance based restricted stock rights).
Value granted to employees is based on each individual’s responsibilities, past performance and competitive market position.

Stock options vest over a three-year period; value based on long-term appreciation of the value of Ryder stock from the grant date.

Performance based cash awards and performance based stock rights are subject to a three-year performance period and are earned based on the TSR of Ryder relative to the S&P 500 during the performance period.
Creates alignment with shareholders; promotes achievement of longer-term financial and strategic objectives; promotes employee retention.

Time Based Restricted Stock Rights	Three-year vesting restricted stock rights granted from time to time to address special circumstances.	Value of grant based on competitive market position, internal pay equity and contribution, changes in individual responsibilities and past performance.	Awarded to address retention issues for high performing executives, assist in recruitment of new executives or upon promotion to reflect additional responsibilities.

Retirement and Welfare Benefits and Perquisites	Pension benefits, savings plan, health and insurance benefits and perquisites.	None — generally track benefits offered to broad salaried workforce.	Security and competitiveness.

2010 COMPENSATION DECISIONS

Base Salary
In determining the base salaries of our NEOs, the Compensation Committee determines our competitive market position from market surveys and comparative data provided by outside compensation consultants. The Compensation Committee does not target base pay at any particular level versus a peer group. Instead the Compensation Committee bases salary adjustments on this market information and its overall assessment of the following factors (without assigning any specific weighting to any individual factor):

• annual merit increase paid to all other Ryder employees;
• demand in the labor market for the particular executive and succession planning implications; and
• the individual’s performance considerations set forth in the table above.
2010 Salary
In February 2010, based on the continuing uncertainty of the economy, the Compensation Committee froze the salaries of Mr. Swienton and all other NEOs at 2008 levels for 2010. However, on September 1, 2010, in connection with the promotion of Mr. Sanchez to his new position of President — Global Fleet Management Solutions and Mr. Garcia to his new position of Executive Vice President and CFO, the Compensation Committee increased the base salaries of these two NEOs to $500,000 and $325,000, respectively, to reflect their new level of responsibility and align their compensation packages with our internal policies and competitive market data for similarly situated executives that had been provided by Cook in connection with the February 2010 compensation decisions.

2010 Performance Incentive Plan
Opportunity — Target payout opportunities for our Performance Incentive Plan are designed to motivate our executive officers to act in a way that will result in Ryder achieving improved year-over-year financial performance without taking excessive risk. For 2010, the Compensation Committee maintained the same target payout opportunity for each of the NEOs. Specifically, Mr. Swienton’s target payout opportunity was 120% of base salary, while his maximum payout opportunity was 240% of base salary, and target payout opportunity of each of the other named executive officers was 75% of base salary, with a maximum payout of 150% of base salary (Mr. Garcia’s target payout opportunity was increased to 75% of base salary effective upon his appointment as Executive Vice President and CFO). Mr. Swienton’s target payout opportunity is set at a higher level than our other executive officers to reflect the increased responsibility that accompanies the role of a CEO and to increase the at-risk portion of Mr. Swienton’s compensation.

  Performance Metric — As in 2009, the Compensation Committee determined that the only financial metric used in the Performance Incentive Plan would be EPS performance. The Compensation Committee believed that the uncertainty and volatility of the business environment that Ryder would face during 2010 would hinder the ability of Ryder to set meaningful performance targets for other performance metrics for 2010. The Compensation Committee chose EPS as it provided a performance measure that would, under the then current economic environment, retain and incentivize management as well as increase the likelihood that the Performance Incentive Plan would be in close alignment with shareholder value, a key financial measure emphasized by Ryder’s shareholders.

Performance Levels — Based on our internal business plan, the Compensation Committee sets three performance targets: (1) a threshold level, at which 25% of target payout opportunity would be earned, (2) a target level, at which 100% of target payout opportunity would be earned and (3) a maximum level, at which 200% of target payout opportunity would be earned. Performance incentives are earned proportionately from a threshold EPS performance level to the target EPS performance level and from the target EPS performance level to the maximum EPS performance level. Actual performance relative to the target is calculated in accordance with GAAP. The Compensation Committee retains the right to adjust reported results in order to ensure that actual payouts properly reflect the performance of our core business and are not impacted positively or negatively by certain non-recurring or non-operational items.

Performance Periods and Weightings — As a result of the economic uncertainty facing Ryder at the beginning of 2010, the Compensation Committee revised the Performance Incentive Plan for Ryder as follows:

      •   The 2010 Performance Incentive Plan was divided into two six-month performance periods, with a payout opportunity equal to 35% of the annual target payout opportunity for the first half of 2010 and 65% of the annual target payout opportunity for the second half of 2010. The allocation was based on a number of factors including the goal of aligning the 2010 annual bonus program with Ryder’s typical performance cycle. Two performance periods provided the Compensation Committee the opportunity to set financial EPS performance levels that were more closely aligned with a changing economic environment. As the economy improved, this structure allowed the Compensation Committee to set the EPS performance levels for the second half of 2010 to amounts that would continue to challenge the NEOs.

      •   For each six-month performance period, the 2010 Performance Incentive Plan was divided into two programs; the first, equal to 87.5% of the executive’s target payout opportunity for the period, based solely on Ryder’s EPS performance, and the second, equal to 12.5% of executive’s target payout opportunity for the period, based on attainment of individual performance objectives, subject to Ryder’s attainment of a threshold EPS. The threshold EPS for the individual performance objectives program was set at a level that the Compensation Committee believed would ensure that these individual performance objectives would continue to motivate and reward performance in the event that 2010 continued to exhibit difficult economic conditions that adversely impacted Ryder’s results. The Compensation Committee believed that the establishment of individual performance objectives, in addition to financial metrics, would provide the Compensation Committee with additional flexibility to reward the successful execution of Ryder’s financial, strategic, operational and marketplace objectives that might not have directly led to EPS improvements during 2010. Although the maximum aggregate performance incentive award amounts that any executive officer could earn in the year was equal to 25% of his or her annual target payout opportunity, it was anticipated that any NEO who performed his or her performance goals at target levels would receive an aggregate amount of 12.5% of his or her annual target payout opportunity. As permitted by the individual performance program, the independent directors, with respect to the CEO, and the Compensation Committee, with respect to the other NEOs, could, and did during 2010, use negative discretion to reduce the maximum award amount with respect to each performance period.

Amounts earned under both performance periods were paid in February 2011, subject to the terms and conditions of the programs.

2010 Awards	For the portion of the Performance Incentive Plan that was based solely on Ryder’s EPS performance, the threshold, target and maximum performance levels set for each of the two performance periods, as well as Ryder’s actual EPS performance from continuing operations, are set forth below.

		EPS Threshold*	EPS Target*	EPS Maximum*	EPS Actual	Plan Payout (%)
	1st half of 2010	$0.62	$0.85	$1.05	$0.81	82.61%
	2nd half of 2010	$1.03	$1.43	$1.80	$1.36	82.50%
	Total	$1.65	$2.28	$2.85	$2.17	82.54%

* Financial targets disclosed in this section are done so in the limited context of our Performance Incentive Plan and are not statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

In the first half of 2010, the Compensation Committee adjusted 2010 reported EPS from continuing operations to exclude the $0.01 per share unplanned positive impact of our $100 million share repurchase program, consistent with past practice. In the second half of 2010, the Compensation Committee adjusted 2010 reported EPS from continuing operations to exclude the $0.05 per share unplanned positive impact of our $100 million share repurchase program, consistent with past practice. The Compensation Committee also adjusted the second half of 2010 reported EPS to exclude $4.1 million or $0.08 per share of costs related to the TLC acquisition, $0.9 million or $0.02 per share gain on the sale of a Singapore facility and $10.8 million or $0.21 per share of tax benefits related to the settlement of prior year tax audits and the expiration of a statute of limitations. Each of these excluded items is discussed in our 2010 financial statements and periodic SEC filings.

	The following depicts the financial performance targets for the financial component of the Performance Incentive Plan for each of the first and second halves of 2010.

For the portion of the Performance Incentive Plan that was based on attainment of individual performance objectives, subject to Ryder’s attainment of a threshold EPS, the Compensation Committee set a threshold EPS of $0.50 for the first half of 2010 and $0.85 for the second half of 2010. Ryder exceeded this EPS threshold for each of the two performance periods.

At the end of each performance period, the independent directors, with respect to the CEO, and the Compensation Committee in consultation with the CEO, with respect to each other NEO, reviewed the performance of each executive officer and determined the extent to which the individual performance objectives were met. For 2010, the individual performance objectives for each of the NEOs were qualitative measures that addressed strategy, acquisitions, market data, diversity and succession planning, all of which were equally weighted. For each of these measures, there were various objectives and goals against which each NEO was evaluated. As a result of the review of (i) the extent to which the NEOs met their individual performance objectives and (ii) the Company’s achievement of the EPS performance metric (as discussed above), each of the CEO and the other NEOs was awarded the annual incentive awards set forth in footnote 3 to the Summary Compensation Table on page 43.

Long-Term Incentive Program
Opportunity — As in prior years, the Compensation Committee provided a package of LTI awards designed to reinforce the importance of building long-term value for our shareholders while providing Ryder an important retention tool. Annually, the Compensation Committee determines the target LTI value to grant to executive officers, based on Ryder’s performance, competitive practices, the compensation cost that Ryder will incur and share dilution. LTI awards granted in February 2010 to named executive officers (excluding Mr. Garcia who was not a NEO at the time) were expected to deliver an aggregate target LTI value equal to 175% of the midpoint of the relevant salary range for the named executive officer’s management level and 350% of the midpoint in the case of Mr. Swienton. The LTI pool is then allocated and awarded to the individual executive officers (including NEOs) by the Compensation Committee (based on recommendations made by Mr. Swienton). In determining the target LTI value to grant to each executive officer, including the NEOs other than Mr. Swienton, the Compensation Committee considered the following factors:

• each executive’s individual responsibilities;
• each executive’s 2009 performance evaluation; and
• competitive market data.

LTI Awards — As in prior years, of the total target LTI value, 45% of the value was allocated to stock options, 35% was allocated to PBRSRs and 20% was allocated to PBCAs. The LTI value for each of the equity instruments was converted into an equivalent number of shares based on the fair value of the stock options (using a Black-Scholes pricing model) and on the market value of Ryder stock on grant date for the PBRSRs. Stock options are granted with an exercise price equal to the average of the high and low sales price of our common stock as reported by the NYSE on their grant date, vest in three equal annual installments and expire seven years from the grant date.

Performance Metric — The Compensation Committee believes Ryder’s cumulative Total Shareholder Return (generally the change in Ryder’s stock price over the performance period plus the assumption of reinvestment of dividends paid) (TSR) is an appropriate performance metric because it assesses whether management is focusing its efforts on the fundamental drivers of long-term shareholder value. Given the difficulty in identifying a suitable peer group, the Compensation Committee selected the S&P 500 Composite Index as the comparable group because it is a broad-based, widely-used index. Beginning in 2009, TSR performance is calculated by measuring the absolute difference in Ryder’s cumulative TSR relative to the TSR for the S&P 500 Composite Index for each month of the 36-month performance period and averaging this over the number of periods measured. The Compensation Committee believes that this methodology will normalize temporary aberrations that can be caused by extreme market conditions and prevent large late market cycle movements from distorting overall performance.

	Performance Levels and Performance Period — The Compensation Committee views the LTI program on a consolidated basis. Consequently, in establishing the performance targets for the PBRSRs and the PBCAs, the Compensation Committee sought to establish a level of performance that would provide executives an opportunity to receive a minimum payout in the case of extreme market volatility and a target level of performance that would provide executives a greater compensation award based on superior Ryder stock performance. Therefore, the PBCA award, which represents 20% of each named executive officer’s LTI award value, vests if Ryder’s cumulative TSR meets or exceeds the Total Shareholder Return of the 33rd percentile of the S&P 500 Composite Index over the three-year performance period, while the PBRSR award, which represents 35% of each named executive officer’s LTI award value, vests if Ryder’s cumulative TSR meets or exceeds the Total Shareholder Return of the S&P 500 Composite Index over the three-year performance period. The amount of PBRSRs and PBCAs that can be earned by named executive officers does not adjust upwards to the extent that Ryder’s cumulative TSR exceeds the Total Shareholder Return of the S&P 500 Composite Index over the referenced performance period.
2010 Awards	In February 2010, our independent directors approved a LTI award with a value of $3,355,000 to Mr. Swienton, which converted to 169,110 stock options, 35,600 PBRSRs and a $670,988 PBCA. The LTI value awarded to Mr. Swienton for 2010 was unchanged from the value awarded in 2009 and 2008.
	The value of the LTI award granted to each NEO, other than Mr. Swienton, and the amount of stock options, PBRSRs and PBCAs into which such award was converted is as follows:

	Named Executive Officer	LTI Value ($)	Stock Options(#)(1)	PBRSRs (#)	PBCA ($)
	Robert E. Sanchez	745,000	37,550	7,905	149,022
	Art A. Garcia(2)	135,000	6,805	1,430	27,079
	John H. Williford	725,000	36,545	7,695	144,921
	Robert D. Fatovic	540,000	27,220	5,730	107,987
	Anthony G. Tegnelia	700,000	35,285	7,430	139,911

	(1) Stock options were issued at the average of the high and low sales price of our common stock as reported by the NYSE on February 10, 2010.
	(2) Mr. Garcia’s LTI Value was established as part of a pool of non-NEO executives as Mr. Garcia was not a NEO at the time of the grant.
Vesting of 2008 LTI Awards	In 2008, the Compensation Committee granted, as part of the LTI awards, PBRSRs and PBCAs each of which had a three-year performance period from January 1, 2008 to December 31, 2010. The PBRSRs vested and were payable, upon approval of the Compensation Committee, only if Ryder’s TSR met or exceeded the Total Shareholder Return of the S&P 500 Composite Index over the performance period. The PBCAs vested and were payable, upon approval of the Compensation Committee, only if Ryder’s TSR met or exceeded the Total Shareholder Return of the 33rd percentile of the S&P 500 Composite Index over the performance period. As of December 31, 2010, Ryder’s three-year TSR was 2,844 basis points greater than the Total Shareholder Return for the S&P 500 Composite Index and was in the 70th percentile of the S&P 500 Composite Index. As a result, the PBRSRs and the PBCAs for the 2008-2010 performance period were earned and vested upon Board approval in February 2011.

	The number of PBRSRs and amount of PBCA earned for the 2008-2010 performance period by each NEO was as follows:

	Named Executive Officer	PBRSRs Vested (#)	PBCA Vested($)
	Gregory T. Swienton	20,080	670,925
	Art A. Garcia	780	26,062
	Robert E. Sanchez	4,640	155,035
	John H. Williford	3,745	155,000
	Robert D. Fatovic	3,440	114,939
	Anthony G. Tegnelia	4,640	155,035

Retirement and Welfare Benefits and Perquisites	Retirement Benefits — The NEOs are eligible to participate in one or more of the following company-wide retirement plans: qualified pension plan, pension benefit restoration plan (pension restoration plan), 401(k) savings plan and deferred compensation plan. The retirement and deferred compensation plans are described under the headings “Pension Benefits” and “2010 Nonqualified Deferred Compensation” beginning on page 46 of this proxy statement.
	Health and Welfare Benefits — During 2010, our named executive officers were eligible to participate in the following standard welfare benefit plans: medical, dental and prescription coverage, company-paid short- and long-term disability insurance, and paid vacation and holidays. In addition, the named executive officers received the following additional welfare benefits which are not available to all salaried employees: executive term life insurance coverage equal to three times the executive’s current base salary (limited to an aggregate of $3 million in life insurance coverage under the policy) in lieu of the standard company-paid term life insurance and individual supplemental long-term disability insurance which provides up to approximately $18,000 per month (subject to age, earnings, health and state of residence) in additional coverage over the $8,000 per month maximum provided under our group long-term disability plan. We believe that these additional benefits are reasonable and are in line with enhanced benefits provided to similarly-situated executives.
	Perquisites — We provide a limited number of perquisites to our NEOs that we believe are related to the performance of their responsibilities. Annually, the Compensation Committee reviews the types and aggregate values of Ryder’s perquisite program. Specifically, in 2010, each NEO received the following perquisites:
	• $9,600 per year as an annual car allowance;

    • $6,800 per year ($11,800 for our CEO) to pay for community, business or social activities that may be indirectly related to the performance of the executive’s duties, but which are not otherwise eligible for reimbursement as direct business expenses. However, there is no requirement that the executive use the perquisite for these purposes;

	• $15,000 per year for financial planning and tax preparation services; and
	• up to $5,000 per year for the installation of a new or upgraded security system in the executive’s home and any related monthly monitoring fees.

Other 2010 Compensation

Time Based Restricted Stock Rights

From time to time, we make grants of Time Based Restricted Stock Rights (TBRSRs) to our named executive officers. Generally, the restricted stock rights vest in three years, either in equal annual installments or at the end of the period, regardless of Ryder’s performance. TBRSRs are used for retention purposes, for promotion purposes and to encourage potential new hires to leave their current employment. The TBRSRs include a right to receive dividend equivalents during the vesting period. On September 1, 2010, in connection with his appointment as President, Global Fleet Management Solutions, Mr. Sanchez received an equity grant of 15,000 TBRSRs and Mr. Garcia, in connection with his promotion to Executive Vice President and CFO, received an equity grant of 10,000 TBRSRs. Each of these restricted stock rights vests on the third anniversary of its grant date.

As discussed in the Compensation Discussion & Analysis included in our 2010 proxy statement, no bonuses were paid to the NEOs under the Company’s 2009 annual incentive bonus program. However, based upon a review of the Company’s 2009 operating and financial performance in a difficult economic environment and upon the strong contribution that each of our NEOs (including the CEO) made to the Company during the year, in February 2010 the independent directors awarded our CEO, and the Compensation Committee awarded each other NEO (other than Mr. Garcia who was not a NEO at such time), a special grant of TBRSRs. The independent directors and the Compensation Committee believed that the proactive role taken by each of our NEOs (including the CEO) during 2009 in managing the Company’s business and its resources had well positioned us to compete in the economic environment and take advantage of any near- or long-term recovery. The amount of each TBRSR award was based primarily on the executive’s level of responsibility, the challenges such NEO faced during 2009, his performance in light of such challenges and the impact that such NEO had on the Company’s short- and long-term financial and operational prospects. The amount of TBRSRs awarded to each of the named executive officers is set forth in the 2010 Grant of Plan Based Awards below.

Revisions to Executive Compensation Program for 2011

Performance Incentive Plan — As economic conditions have begun to stabilize, the Compensation Committee has decided to adjust the Performance Incentive Plan to make it more in-line with our historical compensation program. Specifically, the 2011 Performance Incentive Plan for NEOs will provide for the following:

•	One performance period, from January 1, 2011 to December 31, 2011.

•	Three Company financial performance metrics:

•	Earnings per share (EPS) (40% weighting);

•	Operating revenue (30% weighting) — defined as (i) total revenue less fuel services revenue (net of inter-segment billings) in our Global Fleet Management Solutions business segment and (ii) subcontracted transportation revenue in our Global Supply Chain Solutions and Dedicated Contract Carriage business segments; and

•	Return on capital (30% weighting) — defined as our tax adjusted earnings excluding interest, as a percentage of (i) total debt and (ii) shareholders equity.

•	The Plan will provide that the Compensation Committee, with respect to the named executive officers other than Mr. Swienton, and the independent directors, with respect to Mr. Swienton, may use negative discretion to reduce by up to 10% the actual payout that such NEO is otherwise entitled to receive based on individual performance objectives. For 2011, the individual performance objectives are intended to support our strategic direction for long-term value of the organization, tactical execution of the operations of the business and organizational development goals.

Clawback Policy

If an executive is terminated for Cause (as defined in the severance agreements described on page 50 under “NEO Severance Agreements”) or if he violates certain noncompete and nonsolicitation provisions of his severance agreement, our LTI awards include clawback provisions that allow us to (i) cancel vested and unvested stock options and unvested restricted stock right awards and (ii) recoup proceeds received by the executive within one year prior to the termination upon the exercise of stock options or the sale of stock underlying vested restricted stock rights.

Severance and Change of Control Benefits

All officers (including all executive officers) are currently eligible for certain severance benefits under either individual severance agreements (in the case of our NEOs) or the terms of our executive severance plan, as discussed below. These benefits are described in more detail under the heading “Potential Payments Upon Termination or Change of Control” on page 49. Severance benefits are intended to ease the consequences of an unexpected termination of employment. These benefits are also designed to prevent our senior executives from seeking employment with our competitors after termination or soliciting our employees or customers during the restricted period. The change of control benefits are designed to preserve productivity, avoid disruption and prevent attrition during a period when we are, or are rumored to be, involved in a change of control transaction. The change of control severance program also motivates executives to pursue transactions that are in our shareholders’ best interests notwithstanding the potential negative impact of the transaction on their future employment. While cognizant of their terms, the Compensation Committee does not view the change of control and severance arrangements as an element of current compensation, and such arrangements do not necessarily affect the Compensation Committee’s annual compensation decisions.

The severance and change of control severance benefits for the named executive officers, including Mr. Swienton, are provided under individual severance agreements. A description of the current severance and change of control severance benefits as well as a summary of potential payments relating to these and other termination events, can be found under the heading “Potential Payments Upon Termination or Change of Control” on page 49.

Equity Granting Practices

The Compensation Committee has a written Policy on Equity Granting Practices, which provides that all grants of equity awards must be approved by the Compensation Committee (or in the case of the CEO, the independent directors acting as a group) at a Board or Compensation Committee meeting and not by written consent. In the case of new hires (other than executive officers and other direct reports to our CEO), equity grants may be approved by the Chair of the Compensation Committee. The grant date of any equity award shall be the date of the Board or Compensation Committee meeting at which the award was approved, provided that the grant date for a new hire will be the later of (i) the date the award was approved by the Board, Compensation Committee or Compensation Committee Chair, as applicable or (ii) the date on which the new hire commences employment. The exercise price of any stock option issued by us will be the average of the high and low sales price on the grant date, as reported by the NYSE (as required by our current equity compensation plans).

We do not time our equity award grants relative to the release of material non-public information. In 2008, the Compensation Committee amended the Policy to provide that the Compensation Committee could designate a grant date for Time Based Restricted Stock Rights that is later, but not before, the Compensation Committee approval date in order to prevent the rights from vesting at a time when the executive is prevented from trading stock as a result of Ryder’s insider trading policy, thereby avoiding potential negative tax implications to the executive.

Stock Ownership Requirements

To demonstrate the importance of linking executive management and shareholder interests, we established formal stock ownership requirements for all of our officers. The CEO must own Ryder stock or stock equivalents (including any unvested restricted stock rights) having a value equal to at least two times his annual base salary, and all other officers must own Ryder stock or stock equivalents having a value equal to at least one times their base salary. The ownership requirements must be proportionately satisfied within five years of being appointed an officer. As of December 31, 2010, all named executive officers were in compliance with their stock ownership requirements.

Tax Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes public companies from taking a federal income tax deduction for compensation in excess of $1 million paid to individual named executive officers unless certain specific and detailed criteria are met, including the requirement that compensation be “performance based” and under a plan approved by our shareholders.

As part of its review of our executive compensation arrangements, the Compensation Committee is cognizant of the tax implications of Section 162(m). The Compensation Committee believes that preserving its flexibility in awarding compensation is in our best interest and that of our shareholders and may determine, in light of all applicable circumstances, to award compensation in a manner that will not preserve the deductibility of such compensation under Section 162(m).

All stock options, PBRSRs and PBCAs granted in 2010 under our 2010 LTI Program are designed to meet the “performance based” exception under Section 162(m).

Nonqualified Deferred Compensation

Under Section 409A of the Internal Revenue Code, amounts deferred by a NEO under a nonqualified deferred compensation plan (including certain severance plans) may be included in gross income when earned and subject to a 20% additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions. We administer our plans consistent with Section 409A requirements and have amended plan documents to reflect Section 409A requirements.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that Ryder specifically incorporates it by reference into a filing.

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board.

John M. Berra (Chair)
James S. Beard
David I. Fuente
L. Patrick Hassey
Lynn M. Martin

EXECUTIVE COMPENSATION

The following table sets forth the 2010, 2009 and 2008 compensation for:

•	our Chief Executive Officer;

•	our current and former Chief Financial Officer;

•	the three other most highly compensated executive officers serving as executive officers at the end of 2010 (based on total compensation (as reflected in the table below) reduced by the amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column); and

•	our former President, Global Fleet Management Solutions.

We refer to the executive officers included in the Summary Compensation Table as our named executive officers. A detailed description of the plans and programs under which our named executive officers received the following compensation can be found in the Compensation Discussion and Analysis beginning on page 26.

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
			Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position		Year	($)	($)[1]	($)[2]	($)[3]	($)[4]	($)[5]	($)

Gregory T. Swienton	Chairman and	2010	900,000	799,188	1,509,746	1,585,914	450,480	67,551	5,312,879
	Chief Executive Officer	2009	900,000	593,068	1,509,740	639,956	403,704	69,417	4,115,885
		2008	895,000	978,097	1,509,295	1,067,648	373,187	70,540	4,893,767

Art A. Garcia[6]	Executive Vice President	2010	285,500	413,615	60,752	204,733	41,402	39,575	1,045,577
	and Chief Financial
	Officer

Robert E. Sanchez[7]	President Global Fleet Management Solutions (Former Executive Vice	2010	440,000	808,658	335,231	440,189	58,818	61,140	2,144,036
	President and Chief	2009	410,000	703,971	328,486	112,157	21,434	77,181	1,653,229
	Financial Officer)	2008	407,500	226,014	348,633	258,677	24,072	63,564	1,328,460

John H. Williford	President	2010	525,000	218,228	326,259	488,590	—	62,381	1,620,458
	Global Supply Chain	2009	525,000	123,735	314,995	—	—	50,305	1,014,035
	Solutions	2008	274,167	1,054,525	348,737	206,557	—	17,151	1,901,137

Robert D. Fatovic	Executive Vice President,	2010	337,000	149,013	243,009	329,072	50,759	56,713	1,165,566
	Chief Legal Officer and	2009	337,000	96,312	245,232	104,960	18,671	70,929	873,104
	Corporate Secretary	2008	335,000	752,362	258,661	221,367	20,941	57,583	1,645,914

Anthony G. Tegnelia[8]	Former President	2010	525,000	214,120	315,010	485,179	131,096	33,162	1,703,567
	Global Fleet Management	2009	525,000	129,021	328,486	159,989	92,088	42,181	1,276,765
	Solutions	2008	492,850	927,774	348,633	344,009	110,967	41,360	2,265,593

[1]	Stock awards consist of PBRSRs granted pursuant to our Long-Term Incentive program as described on page 36 in the Compensation Discussion and Analysis. For 2010, the amount also includes the fair market value of 10,000 Time Based Restricted Stock Rights (TBRSRs) granted to Mr. Garcia (with a grant date fair market value of $391,450) and 15,000 TBRSRs granted to Mr. Sanchez (with a grant date fair market value of $587,175) and the following special grant of TBRSRs: 7,500 shares to Mr. Swienton (with a grant date fair market value of $247,388), 3,000 shares each to Mr. Sanchez, Mr. Williford and Mr. Tegnelia (each with a grant date fair value of $98,955) and 1,825 shares to Mr. Fatovic (with a grant date fair value of $60,198). For 2009, the amount also includes the fair market value of 15,000 TBRSRs granted to Mr. Sanchez (with a grant date fair market value of $574,950). For 2008, the amount also includes (1) the fair market value of 12,000 TBRSRs granted to Mr. Tegnelia (with a grant date fair market value of $701,760) and 10,000 TBRSRs granted to Mr. Fatovic (with a grant date fair market value of $584,800) and (2) the fair market value of 11,050 TBRSRs granted to Mr. Williford (with a grant date fair market value of $800,350) in connection with his employment as President of Global Supply Chain Solutions in June 2008. The grant date fair value of stock awards is determined pursuant to the accounting guidance for stock compensation and represents the total amount that we will expense in our financial statements over the relevant vesting period. Consequently, the amounts in this column may not reflect the actual value that will be recognized by the named executive officer. For information regarding the assumptions made in calculating the amounts reflected in this column, see note 23 to our audited consolidated financial statements for the year ended December 31, 2010, included in our annual report on Form 10-K for the year ended December 31, 2010. Dividend equivalents are paid on all PBRSRs and TBRSRs.

[2]	Option awards consist of stock options granted pursuant to our Long-Term Incentive program as described on page 36 in the Compensation Discussion and Analysis. The grant date fair value of option awards is determined pursuant to the accounting guidance for stock compensation and represents the total amount that we will expense in our financial statements over the relevant vesting period. Consequently, the amounts in this column may not reflect the actual value that will be recognized by the named executive officer. For information regarding the assumptions made in calculating the amounts reflected in this column, see note 23 to our audited consolidated financial statements for the year ended December 31, 2010, included in our annual report on Form 10-K for the year ended December 31, 2010.

[3]	For 2010, the amounts in this column represent (i) amounts earned in 2010 under the 2010 Performance Incentive Plan awards (which were paid in February 2011) and (ii) the amount of the PBCAs earned in 2010, which were originally granted in February 2008 for the 2008-2010 performance cycle of our LTI program (which were paid in February 2011). The PBCAs vested as Ryder’s TSR for the three-year period ended December 31, 2010 exceeded Total Shareholder Return of the 33rd percentile for the S&P 500 Composite Index for the same period. Following is a breakdown of the amounts paid for 2010:

		PIP January 1 —	PIP July 1 —
	Year	June 30, 2010 ($)(a)	December 31, 2010 ($)(b)	PBCA ($)

Gregory T. Swienton	2010	320,483	594,506	670,925
Art A. Garcia	2010	55,201	123,470	26,062
Robert E. Sanchez	2010	91,248	193,906	155,035
John H. Williford	2010	116,843	216,747	155,000
Robert D. Fatovic	2010	75,002	139,131	114,939
Anthony G. Tegnelia	2010	113,397	216,747	155,035

(a)	Represents the payout under the terms of the Performance Incentive Plan program established for the first half of 2010, as described on pages 33-36 of the Compensation Discussion and Analysis.

(b)	Represents the payout under the terms of the Performance Incentive Plan program established for the second half of 2010, as described on pages 33-36 of the Compensation Discussion and Analysis.

[4]	The amounts in this column include an estimate of the increase in the actuarial present value of the accrued pension benefits (under both our pension and pension restoration plans) for the named executive officer for the respective year. Assumptions used to calculate these amounts are described under “Pension Benefits” on page 46. No named executive officer realized above-market or preferential earnings on deferred compensation.

[5]	All Other Compensation for 2010 includes the following payments or accruals for each named executive officer:

			Employer	Premiums Paid
			Contributions	Under the
		Employer	to the	Supplemental
		Contributions	Deferred	Long-Term	Premiums Paid for
		to the	Compensation	Disability	Executive Life	Charitable Awards
	Year	401(k) Plan($)(a)	Plan($)(a)	Insurance Plan($)	Insurance($)	Programs ($)(b)	Perquisites($)(c)

Gregory T. Swienton	2010	—	—	8,300	3,402	17,639	38,210

Art A. Garcia	2010	13,475	2,770	5,419	1,077	—	16,834

Robert E. Sanchez	2010	13,475	9,439	4,328	1,663	—	32,235

John H. Williford	2010	10,194	8,531	9,737	1,985	—	31,934

Robert D. Fatovic	2010	13,475	5,114	5,133	1,274	—	31,717

Anthony G. Tegnelia	2010	—	—	6,577	1,985	—	24,600

(a)	As described under “Pension Benefits”, Messrs. Garcia, Sanchez, Williford and Fatovic do not accrue benefits under our pension plan and instead receive employer contributions into their 401(k) and deferred compensation accounts. Messrs. Swienton and Tegnelia accrue benefits under our pension plan and therefore are not eligible for the 3% Company contribution or the 50% Company match of employee contributions into their 401(k) and deferred compensation accounts. Messrs. Swienton and Tegnelia are eligible for the discretionary Company contribution based on our attainment of annual performance targets, which is available to all employees whether or not they continue to participate in the pension plan.

(b)	As Chairman of the Board, Mr. Swienton is eligible to participate, at the Board level, in our Matching Gifts to Education Program and Directors’ Charitable Award Program described under “Director Compensation” on page 54. For 2010, the amounts in this column reflect (i) $10,000 in benefits under the Matching Gifts to Education Program and (ii) $7,639 in insurance premium payments made on behalf of Mr. Swienton in connection with the Directors’ Charitable Award Program.

(c)	Includes, for each executive, a car allowance, a financial planning and tax preparation allowance, an annual perquisite allowance and amounts paid in connection with the executive’s home security system. The value reflected in this column reflects the aggregate incremental cost to us of providing each perquisite to the executive.

[6]	Mr. Garcia was appointed as our Executive Vice President and Chief Financial Officer effective September 1, 2010.

[7]	Mr. Sanchez, our former Executive Vice President and Chief Financial Officer, was appointed as our President, Global Fleet Management Solutions effective September 1, 2010.

[8]	Effective September 1, 2010, Mr. Tegnelia stepped down as President, Global Fleet Management Solutions.

2010 Grants of Plan Based Awards

The following table reflects the five types of plan based awards granted to our named executive officers in 2010. The first row represents the range of payouts under the 2010 Performance Incentive Plan (PIP) awards granted under the Ryder System, Inc. 2005 Equity Compensation Plan. The second row represents the number of shares of common stock to be issued upon vesting of the PBRSRs granted in 2010 under the Ryder System, Inc. 2005 Equity Compensation Plan as part of our LTI program. The third row represents the target payout under the PBCAs granted in 2010 under the Ryder System, Inc. 2005 Equity Compensation Plan as part of our LTI program. The fourth row represents stock options granted during 2010 under the Ryder System, Inc. 2005 Equity Compensation Plan as part of our LTI program. The fifth and sixth rows (as applicable) represent TBRSRs granted during 2010 under the Ryder System, Inc. 2005 Equity Compensation Plan.

							Estimated
							Future	All Other	All Other
							Payouts	Stock	Option		Grant Date
							Under	Awards	Awards:		Fair Value
				Estimated Future Payouts			Equity	Number of	Number of	Exercise or	of Stock
				Under Non-Equity			Incentive	Shares of	Securities	Base Price	and
				Incentive Plan Awards			Plan Awards	Stock	Underlying	of Option	Option
	Grant	Grant		Threshold	Target	Maximum	Target	or Units	Options	Awards	Awards
Name	Type	Date		($)	($)	($)	(#)[2]	(#)	(#)[3]	($/Sh)[4]	($)[5]

Gregory T. Swienton	AIB	2/10/10	[1]	270,000	1,080,000	2,160,000
	PBRSR	2/10/10					35,600				551,800
	PBCA	2/10/10	[6]		670,988
	Options	2/10/10							169,110	32.99	1,509,746
	TBRSR	2/10/10	[7]					7,500			247,388
Art A. Garcia	AIB	2/10/10	[1]	52,726	210,903	421,806
	PBRSR	2/10/10					1,430				22,165
	PBCA	2/10/10	[6]		27,079
	Options	2/10/10							6,805	32.99	60,752
	TBRSR	9/1/10	[8]					10,000			391,450
Robert E. Sanchez	AIB	2/10/10	[1]	84,148	336,591	673,182
	PBRSR	2/10/10					7,905				122,528
	PBCA	2/10/10	[6]		149,022
	Options	2/10/10							37,550	32.99	335,231
	TBRSR	2/10/10	[7]					3,000			98,955
	TBRSR	9/1/10	[8]					15,000			587,175
John H. Williford	AIB	2/10/10	[1]	98,438	393,750	787,500
	PBRSR	2/10/10					7,695				119,273
	PBCA	2/10/10	[6]		144,921
	Options	2/10/10							36,545	32.99	326,259
	TBRSR	2/10/10	[7]					3,000			98,955
Robert D. Fatovic	AIB	2/10/10	[1]	63,188	252,750	505,500
	PBRSR	2/10/10					5,730				88,815
	PBCA	2/10/10	[6]		107,987
	Options	2/10/10							27,220	32.99	243,009
	TBRSR	2/10/10	[7]					1,825			60,198
Anthony G. Tegnelia	AIB	2/10/10	[1]	98,438	393,750	787,500
	PBRSR	2/10/10	[9]				7,430				115,165
	PBCA	2/10/10	[6,9]		139,911
	Options	2/10/10	[9]						35,285	32.99	315,010
	TBRSR	2/10/10	[7,9]					3,000			98,955

[1]	Amounts reflect the range of potential payouts that were possible under the 2010 PIP. The 2010 PIP is discussed in further detail under the heading “Performance Incentive Plan” in the Compensation Discussion and Analysis.

[2]	This column reflects the amount of PBRSRs granted under our 2010 LTI program. The PBRSRs will payout only if our Total Shareholder Return for the three-year period ending on December 31, 2012 meets or exceeds the Total Shareholder Return of the S&P 500 Composite Index over the same period, as discussed in further detail under the heading “Long-Term Incentive Program” in the Compensation Discussion and Analysis. The PBRSRs are entitled to dividend equivalents.

[3]	Represents stock options granted under our 2010 LTI program. The stock options for all of the named executive officers vest in three equal annual installments beginning on February 10, 2011. For a more detailed description of our stock options and stock option granting policies, see the sections entitled “Long-Term Incentive Program” and “Equity Granting Practices” in the Compensation Discussion and Analysis.

[4]	The exercise price of the stock options granted in 2010 was set as the average of the high and the low sales prices of our common stock on the grant date, as reported by the NYSE, as required under the Ryder System, Inc. 2005 Equity Compensation Plan. The closing stock price of our common stock was $33.21 on February 10, 2010.

[5]	The grant date fair value of the stock and option awards is determined pursuant to the accounting guidance for stock compensation and represents the total amount that we will expense in our financial statements over the relevant vesting period. For information regarding the assumptions made in calculating the amounts reflected in this column, see note 23 to our audited consolidated financial statements for the year ended December 31, 2010, included in our annual report on Form 10-K for the year ended December 31, 2010.

[6]	Represents the potential payout under PBCA granted in 2010 under our LTI program. The PBCA will vest and be payable only if our Total Shareholder Return for the three-year period ending on December 31, 2012 meets or exceeds 33% of the Total Shareholder Return of the S&P 500 Composite Index over the same period, as discussed in further detail under the heading “Long-Term Incentive Program” in the Compensation Discussion and Analysis.
[7]	Represents a special grant of TBRSRs awarded in February 2010 to Mr. Swienton and each other NEO (other than Mr. Garcia who was not a NEO on the grant date). The TBRSRs will vest annually in one-third increments over a three-year period commencing February 10, 2011.
[8]	Represents TBRSRs granted to Mr. Garcia and Mr. Sanchez in 2010. These restricted stock rights will cliff vest on September 1, 2013.
[9]	Consistent with the disclosure in our Form 8-K filed with the SEC on August 24, 2010, Mr. Tegnelia retired from Ryder on March 1, 2011. In accordance with the terms of the Ryder System, Inc. 2005 Equity Compensation Plan, as of his retirement date, all unvested stock options were cancelled, all vested stock options will remain exercisable for the remainder of the term option, a pro-rata portion of the TBRSRs vested, and, if performance conditions for the PBRSRs and PBCAs are met, a pro-rata portion will vest and the underlying common stock and cash will be distributed to Mr. Tegnelia when distribution occurs to all other participants.

Outstanding Equity Awards as of December 31, 2010

	Option Awards					Stock Awards
											Equity Incentive
									Equity Incentive		Plan Awards:
									Plan Awards:		Market or
									Number of		Payout Value
						Number of		Market Value of	Unearned		of Unearned
	Number of	Number of				Shares or		Shares or	Shares, Units		Shares, Units
	Securities	Securities				Units of		Units of	or Other		or Other
	Underlying	Underlying		Option		Stock That		Stock That	Rights That		Rights That
	Unexercised	Unexercised		Exercise	Option	Have Not		Have Not	Have Not		Have Not
	Options	Options		Price	Expiration	Vested		Vested(1)	Vested		Vested(1)
Name	(#)	(#)		($)	Date	(#)		($)	(#)		($)
	Exercisable	Unexercisable

Gregory T. Swienton	175,000	—		44.89	2/10/2012
	175,000	—		42.73	2/13/2013
	112,385	—		52.48	2/9/2014
	72,860	36,430	(5)	58.48	2/8/2015
	54,464	108,926	(7)	32.71	2/6/2016
	—	169,110	(8)	32.99	2/10/2017
									20,080(2)		1,057,011
									35,900(3)		1,889,776
									35,600(4)		1,873,984
						7,500(9)		394,800

Art A. Garcia	1,717	—		42.73	2/13/2013
	5,310	—		52.48	2/9/2014
	2,823	1,412	(5)	58.48	2/8/2015
	2,192	4,383	(7)	32.71	2/6/2016
	—	6,805	(8)	32.99	2/10/2017
									780(2)		41,059
									1,445(3)		76,065
									1,430(4)		75,275
						7,500(10)		394,800
						10,000(14)		526,400
Robert E. Sanchez	12,000	—		44.89	2/10/2012
	7,500	—		38.99	7/15/2012
	18,750	—		42.73	2/13/2013
	19,685	—		52.48	2/9/2014
	16,830	8,415	(5)	58.48	2/8/2015
	11,850	23,700	(7)	32.71	2/6/2016
	—	37,550	(8)	32.99	2/10/2017
									4,640	(2)	244,250
									7,810	(3)	411,118
									7,905	(4)	416,119
						15,000	(13)	789,600
						3,000	(9)	157,920
						15,000	(14)	789,600
John H. Williford	11,330	5,665	(6)	72.44	6/23/2015
	11,364	22,726	(7)	32.71	2/6/2016
	—	36,545	(8)	32.99	2/10/2017
									3,745	(2)	197,137
									7,490	(3)	394,274
									7,695	(4)	405,065
						11,050	(12)	581,672
						3,000	(9)	157,920
Robert D. Fatovic	5,000	—		48.54	10/8/2011
	12,000	—		44.89	2/10/2012
	18,000	—		42.73	2/13/2013
	18,440	—		52.48	2/9/2014
	12,487	6,243	(5)	58.48	2/8/2015
	8,847	17,693	(7)	32.71	2/6/2016
	—	27,220	(8)	32.99	2/10/2017
									3,440	(2)	181,082
									5,830	(3)	306,891
									5,730	(4)	301,627
						1,825	(9)	96,068
						10,000	(11)	526,400
Anthony G. Tegnelia	10,000	—		42.73	2/13/2013
	28,095	—		52.48	2/9/2014
	16,830	8,415	(5)	58.48	2/8/2015
	—	23,700	(7),(15)	32.71	2/6/2016
	—	35,285	(8),(15)	32.99	2/10/2017
									4,640	(2)	244,250
									7,810	(3),(15)	411,118
									7,430	(4),(15)	391,115
						3,000	(9),(15)	157,920
						12,000	(11)	631,680

(1)	Based on a stock price of $52.64, which was the closing market price of our common stock on December 31, 2010.

(2)	These PBRSRs were earned on December 31, 2010 and vested upon approval of the Board of Directors on February 11, 2011.

(3)	Represents PBRSRs that were granted in February 2009 and vest if our Total Shareholder Return for the three-year period ending December 31, 2011 meets or exceeds the Total Shareholder Return of the S&P 500 Composite Index over the same period.

(4)	Represents PBRSRs that were granted in February 2010 and vest if our Total Shareholder Return for the three-period ending December 31, 2012 meets or exceeds the Total Shareholder Return of the S&P 500 Composite Index over the same period.

(5)	These stock options vest on February 8, 2011.

(6)	These stock options vest on June 23, 2011.

(7)	These stock options vest in two equal annual installments on February 6, 2011 and February 6, 2012.

(8)	These stock options vest in three equal annual installments on February 10, 2011, February 10, 2012 and February 10, 2013.

(9)	These restricted stock rights vest in three equal annual installments on February 10, 2011, February 10, 2012 and February 10, 2013.

(10)	These restricted stock rights vest on January 30, 2011.

(11)	These restricted stock rights vest on February 8, 2011.

(12)	These restricted stock rights vest on June 23, 2011.

(13)	These restricted stock rights vest on November 1, 2012.

(14)	These restricted stock rights vest on September 1, 2013.

(15)	Consistent with the disclosure in our Form 8-K filed with the SEC on August 24, 2010, Mr. Tegnelia retired from Ryder on March 1, 2011. In accordance with the terms of the Ryder System, Inc. 2005 Equity Compensation Plan, as of his retirement date, all unvested stock options were cancelled, all vested stock options will remain exercisable for the remainder of the term option, a pro-rata portion of the TBRSRs vested, and, if performance conditions for the unvested PBRSRs and PBCAs are met, a pro-rata portion will vest and the underlying common stock and cash will be distributed to Mr. Tegnelia when distribution occurs to all other participants.

2010 Option Exercises and Stock Vested

		Option Awards			Stock Awards[1]
		Number of Shares		Value Realized	Number of Shares	Value Realized
		Acquired on Exercise		on Exercise	Acquired on Vesting	on Vesting
Name		(#)		($)[2]	(#)[3]	($)[4]
		(A)		(B)		(C)

Gregory T. Swienton	2010	192,100	[5]	2,017,937	21,340	708,701
Art A. Garcia	2010	—		—	1,010	33,542
Robert E. Sanchez	2010	—		—	3,740	124,205
John H. Williford	2010	—		—	—	—
Robert D. Fatovic	2010	—		—	3,500	116,235
Anthony G. Tegnelia	2010	16,850		199,295	5,335	177,175

[1]	These columns reflect both PBRSRs and TBRSRs previously awarded to the named executive officers that vested during 2010.

[2]	Calculated based on the difference between the closing market price of Ryder common stock on the date of exercise and the exercise price of the option.

[3]	Of these amounts, shares were withheld by us to cover tax withholding obligations as follows: Mr. Swienton, 5,644 shares; Mr. Garcia, 329 shares; Mr. Sanchez, 1,092 shares; Mr. Fatovic, 1,042 shares; and Mr. Tegnelia, 1,481 shares.

[4]	Calculated based on the closing market price of Ryder common stock on the vesting date.

[5]	All option exercises by Mr. Swienton were effected pursuant to two Rule 10b5-1 trading plans established by Mr. Swienton on each of May 22, 2009 and May 14, 2010.

Pension Benefits

We maintain the Ryder System, Inc. Retirement Plan (pension plan) and the Ryder System, Inc. Benefit Restoration Plan (pension restoration plan) for regular full-time employees other than those employees who are covered by plans administered by labor unions and certain other non-exempt employees. Effective December 31, 2007, the pension and pension restoration plans were frozen for all plan participants other than those who were eligible to continue to participate and elected to do so. As a result, these employees ceased accruing further benefits under the defined benefit plans after December 31, 2007. All retirement benefits earned as of December 31, 2007 are fully preserved, continue to be subject to the applicable vesting schedule, and will be paid in accordance with the plans and applicable legal requirements. No employees hired or rehired after January 1, 2007 are eligible to participate in the pension or pension restoration plans.

Benefits payable under the pension plan are based on an employee’s career earnings with us and our subsidiaries. At the normal retirement age of 65, a participant is entitled to a monthly pension benefit payable for life. The annual pension benefit, when paid in the form of a life annuity with no survivor’s benefits, is generally equal to the sum of 1.45% of the first $15,600 of total compensation received during each calendar year that the employee is eligible to participate in the plan, plus 1.85% of the excess over $15,600. The only elements of compensation considered in applying the payment and benefits formula are, to the extent applicable: eligible salary, bonus, overtime, vacation and commission.

Pension plan benefits vest at the earlier of the completion of five years of credited service or upon reaching age 65. If a participant is over age 55 and has more than ten years of continuous credited service, he or she is eligible to retire with an unreduced benefit at age 62. We do not have a policy for granting additional years of credited service. In certain circumstances, we have given credit for years of service with a prior employer in connection with a corporate acquisition or other specific business arrangement. In the event of a change of control, all participants will be fully vested and the term “accrued benefit” will include the value of early retirement benefits for any participant age 45 or older or with ten or more years of service. These benefits are not subject to any reduction for Social Security benefits or other offset amounts. An employee’s pension benefits may be paid in certain alternative forms having actuarially equivalent values.

The maximum annual benefit under a qualified defined benefit pension plan is currently $185,000 beginning at the Social Security retirement age. The maximum compensation and bonus that may be taken into account in determining annual retirement accruals during 2010 was $245,000. The pension restoration plan covers those pension plan participants whose benefits are reduced by the Internal Revenue Code or other United States laws and are eligible to participate in the pension restoration plan. A participant in the pension restoration plan is entitled to a benefit equaling the difference between the amount of benefits the participant is entitled to receive without the reductions and the amount of benefits the participant is entitled to receive after the reductions.

Effective January 1, 2008, employees who were no longer eligible to continue to earn benefits in the pension plan were automatically transitioned to an enhanced 401(k) Plan and a non-elective deferred compensation plan (if eligible) for their retirement benefits. Our existing 401(k) Plan was enhanced for those employees that are no longer eligible to earn pension benefits to provide for a (i) Company contribution equal to 3% of eligible pay, subject to a vesting schedule, even if employees do not make contributions to the plan and (ii) a 50% Company match of employee contributions of up to 5% of eligible pay, subject in each case to IRS limits. The 401(k) Plan continues to provide 401(k) Plan participants with a discretionary Company contribution based on our attainment of annual performance targets, whether or not the employees continue to participate in the pension plan. Effective December 31, 2007, our deferred compensation plan was amended to provide for Company contributions in excess of the applicable IRS limitations under the 401(k) Plan. The deferred compensation plan was also amended to provide for Company discretionary contributions in excess of the applicable IRS limitations to all deferred compensation plan participants. Employees eligible for Ryder contribution enhancements in the 401(k) Plan are also eligible for the enhancements in the deferred compensation plan provided they meet the eligibility requirements under the deferred compensation plan. Eligible employees must elect to participate in the deferred compensation plan to be eligible for any excess Company match.

Based on their age and tenure with Ryder, Mr. Swienton and Mr. Tegnelia were eligible to choose to continue accruing benefits under the pension and pension restoration plans, and they each elected to do so. Mr. Garcia, Mr. Sanchez and Mr. Fatovic did not meet the eligibility requirements, and, as such, their pension benefits are frozen and each is now entitled to the enhanced benefits under the 401(k) and deferred compensation plans. Mr. Williford was hired after January 1, 2007 and therefore, was not eligible to participate in the pension or pension restoration plans. Mr. Williford is entitled to the enhanced benefits under the 401(k) and deferred compensation plans.

The following table sets forth the present value of the accumulated benefits for the named executive officers assuming they retire at the unreduced early retirement age of 62 and have ten years of continuous service, and using interest rate and mortality rate assumptions consistent with those used in our financial statements. For information regarding interest rate and mortality rate assumptions, see the section entitled “Employee Benefit Plans” in note 24 to our audited consolidated financial statements for the year ended December 31, 2010, included in our annual report on Form 10-K for the year ended December 31, 2010.

		Number of	Present Value
		Years Credited	of Accumulated
Name	Plan Name	Service (#)	Benefit ($)

Gregory T. Swienton	Retirement Plan	12	459,405
	Benefit Restoration Plan	12	2,369,970
Art A. Garcia	Retirement Plan	13	176,654
	Benefit Restoration Plan	13	101,743
Robert E. Sanchez	Retirement Plan	18	183,176
	Benefit Restoration Plan	18	170,562
John H. Williford	Retirement Plan	—	—
	Benefit Restoration Plan	—	—
Robert D. Fatovic	Retirement Plan	16	162,556
	Benefit Restoration Plan	16	145,758
Anthony G. Tegnelia	Retirement Plan	34	1,117,902
	Benefit Restoration Plan	34	1,429,998

2010 Nonqualified Deferred Compensation

We maintain a deferred compensation plan for certain employees, including the named executive officers, pursuant to which participants may elect to defer receipt of their cash compensation (base salary, commissions and annual bonus only). Any deferred amounts are part of our general assets and are credited with hypothetical earnings based on several hypothetical investment options selected by the employee, including Ryder common stock. The compensation may be deferred until the later to occur of a fixed date or separation of employment due to retirement, disability or removal, and is payable in a lump sum or in installments for a period ranging from two to fifteen years as elected in advance by the executive. Upon a change of control, all deferred amounts will be paid immediately in a lump sum. Our current deferred compensation plan does not provide for above-market or preferential earnings. As described above under “Pension Benefits,” in 2010 Mr. Garcia, Mr. Sanchez and Mr. Fatovic were not eligible to continue accruing benefits, and Mr. Williford was never eligible to accrue benefits, under our pension plan. Instead, each received employer contributions into his deferred compensation account. A description of these benefits is included under “Pension Benefits” above.

	Executive
	Contributions in	Employer Contributions	Aggregate Earnings
	Last Fiscal	in Last Fiscal	in Last Fiscal	Aggregate Balance at
Name	Year ($)[1]	Year ($)[1]	Year ($)[2]	Last Fiscal Year End ($)[3]

Gregory T. Swienton	—	—	—	—
Art A. Garcia	—	2,770	10,397	85,933
Robert E. Sanchez	13,200	9,439	52,403	289,750
John H. Williford	—	8,531	2	15,755
Robert D. Fatovic	20,220	5,114	(39,987)	681,385
Anthony G. Tegnelia	—	—	17,298	121,173

[1]	The amounts reflected in this column were reported as compensation to the named executive officers in our Summary Compensation Table for 2010.

[2]	The amounts reflected in this column were not reported as compensation to the named executive officers in our Summary Compensation Table for 2010.

[3]	Aggregate earnings on deferred compensation included in these amounts were not reported as compensation to the named executive officers in the Summary Compensation Table.

Potential Payments Upon Termination or Change of Control

Our officers are entitled to severance benefits under our severance and change of control severance program, which was effective January 2008. The severance benefits for the current named executive officers, including Mr. Swienton, are provided under individual severance agreements. The severance benefits for all other officers are provided under Ryder’s Executive Severance Plan, as amended, a copy of which was filed with the SEC on February 11, 2009. No severance was paid to a NEO during 2010. For a description of the severance program that was in effect until January 30, 2008, please see the disclosure under “Potential Payments Upon Termination or Change of Control” in our 2008 proxy statement.

Voluntary Termination and Termination for Cause

In the event a named executive officer voluntarily terminates his employment with us, other than as a result of death, disability or retirement, or is terminated for cause, the executive officer will not be entitled to receive any severance payments under the terms of his NEO severance agreement. The executive officer will retain any accrued compensation and benefits to the extent vested. In the event of voluntary termination, all unvested equity awards will be cancelled and the executive officer will have three months from the date of termination to exercise any vested stock options. In the event of termination for cause, all equity, vested and unvested, will be cancelled.

Termination for Death, Disability or Retirement

Cash.  In the event an executive officer retires, he will be entitled to receive any accrued compensation and benefits to the extent such benefits have vested, including under our pension and pension restoration plans, as described in more detail under the heading “Pension Benefits”. In the event of death, the executive officer’s beneficiaries would receive benefits under the executive life insurance policies we maintain on his behalf, which benefits are equal to three times the executive’s current base salary up to an aggregate of $3.0 million. In addition, welfare benefits (health, dental and prescription) are extended for 60 days for covered beneficiaries, the total cost of which would range from approximately $1,879 to $2,821, depending on the executive’s coverage and number of covered family members. In the event of disability, the executive officer would be entitled to any amounts paid under our disability insurance policies, including the supplemental long-term disability we maintain for executive officers (as described under “Benefits” in the Compensation Discussion and Analysis). Upon death or disability, the executive officer (or his beneficiary) would also be entitled to a pro-rata payment under our annual bonus program.

Equity.  Upon death or retirement, all unvested stock options will be canceled and all vested stock options will remain exercisable for the remainder of the term of the option. Upon disability, unvested stock options will continue to vest for a period of three years following disability. The intrinsic value as of December 31, 2010 of the stock options that will continue to vest upon disability (calculated based on the difference between the exercise price of the options and the closing market price of our stock on December 31, 2010) was $10.2 million for all named executive officers. Upon disability, all vested stock options will remain exercisable for the remainder of the term of the option.

Upon death, disability or retirement, a pro-rata portion of any TBRSRs will vest and the underlying common stock will be distributed to the executive; and, if the performance condition for any PBRSRs or PBCAs is met, a pro-rata portion of the PBRSRs and PBCAs will vest and the underlying common stock and cash will be distributed to the executive when distribution to all other participants occurs. The fair market value of the pro-rata number of restricted stock rights plus the value of the PBCA that the executives would have been provided had the death, disability or retirement occurred on December 31, 2010 and assuming, with respect to the PBRSRs and PBCAs, that the performance condition is met, is as follows: Gregory T. Swienton, $4,397,031; Art A. Garcia, $611,920; Robert E. Sanchez, $1,415,038; John H. Williford, $1,130,444; Robert D. Fatovic, $1,245,432; and Anthony G. Tegnelia, $1,602,970.

Involuntary Termination without Cause and Termination Following a Change of Control

NEO Severance Agreements.  Following is a description of the severance benefits provided under the NEO severance agreements upon the executive’s involuntary termination without Cause. The Compensation Committee may use its discretion to make post-termination payments to executive officers that are not required pursuant to the terms of the NEO severance agreements if such payments are determined to be in the best interest of Ryder.

Key Defined Terms.  Following are key terms defined in the NEO severance agreement:

•	“Cause” means an act(s) of fraud, misappropriation, or embezzlement; conviction of any felony; conviction of a misdemeanor involving moral turpitude; willful failure to report to work for more than 30 days; willful failure to perform duties; material violation of Ryder’s Principles of Business Conduct; and any other activity which would constitute cause. The last two triggers are not included in the definition of Cause for purposes of providing severance upon a Change of Control.

•	“Change of Control” means the acquisition of 30% or more of the combined voting power of our common stock; a majority change in the composition of our Board; any reorganization, merger or consolidation that results in more than a 50% change in the share ownership of our common stock, the acquisition of 30% or more of the voting power of our common stock by one person or a majority change in the composition of the Board; our liquidation or dissolution; or a sale of substantially all of our assets.

•	“Good Reason” means a material reduction in compensation; transferring the executive more than 50 miles; failure to obtain a successor’s agreement to honor the NEO severance agreement; failure to pay certain Change of Control severance benefits into a trust; termination of employment not done in accordance with the NEO severance agreement; and any material change in duties or any other material adverse change in the terms and conditions of the executive officer’s employment (but specifically does not include a change in title or reporting relationship).

Eligibility.  A NEO is entitled to severance benefits if we terminate his employment for any reason other than death, disability or Cause. A NEO is entitled to Change of Control severance benefits if we terminate his employment, or the executive terminates his employment for Good Reason, in each case within two years (referred to as the protection period) after a Change of Control, and certain other requirements are met.

Severance Benefits.  If a NEO meets the eligibility requirements described above, he will be entitled to the following severance benefits, subject to any limitations under Section 409A of the Internal Revenue Code:

	Severance Benefits	Change of Control Severance Benefits

Cash Severance
The executive will receive cash severance as follows:

•   salary continuation for the applicable severance period (18 months for all executive officers and 30 months for the CEO).

•   bonus equal to the target annual bonus amount (based on the executive’s base salary on the date of termination) for the relevant period times the applicable bonus multiple (1.5x for all executive officers and 2.5x for the CEO).

The executive will receive cash severance as follows:

•   lump sum payment equal to the executive’s eligible base salary on the date of termination times the applicable salary multiple (2x for all executive officers and 3x for the CEO).

•   bonus equal to the target annual bonus amount (based on the executive’s base salary on the date of termination) for the relevant period times the applicable bonus multiple (2x for all executive officers and 3x for the CEO).

Benefits	The executive will be entitled to benefits as follows:

•   continuation of all medical, dental and prescription insurance plans and programs until the earlier of the end of the applicable severance period or the executive officer’s eligibility to receive benefits from another employer.

• continuation of executive life and supplemental disability insurance until the end of the relevant severance period.
• outplacement services under a Company-sponsored program.

Other Provisions.  The NEO severance agreements contain standard confidentiality, non-competition, non-solicitation and release provisions. For our CEO and our NEO’s other than Mr. Garcia, the NEO severance agreements provide for a tax gross-up with a 10% cutback feature. Mr. Garcia’s severance agreement provides that Ryder will reduce (but not below zero) the aggregate present value of the payments under the agreement to an amount that does not cause any payment to be subject to the excise tax under Section 4999 of the Code, if reducing the payments under the agreement would provide the executive with a greater net after-tax amount than would be the case if no reduction was made.

Equity and Other Compensation.  Our executive officers (including all of our NEOs) are also entitled to certain severance benefits upon an involuntary termination without Cause and certain Change of Control severance benefits upon a Change of Control under the terms of our equity, deferred compensation, and pension plan and pension restoration plan, subject in all cases to the limitations under Section 409A of the Internal Revenue Code.

Specifically, upon involuntary termination without Cause, an executive’s vested stock options would be exercisable until three months after the end of the relevant severance period, and upon a Change of Control, (i) our current equity plans provide for accelerated vesting of outstanding equity awards (single-trigger), (ii) all deferred compensation amounts are immediately vested and paid to the executive, (iii) the executive is entitled to additional benefits under our pension plan as previously described under “Pension Benefits” and (iv) accrued benefits under our pension restoration plan are immediately paid.

Estimated Severance and Change of Control Severance Benefits as of December 31, 2010

The estimated payments and benefits that would be provided to each named executive officer as the result of involuntary termination without Cause or the occurrence of a Change of Control under NEO severance agreements are set forth in the table below. Calculations for this table are based on the following assumptions: (i) the triggering event took place on December 31, 2010 and (ii) the per share price of our common stock is $52.64, the closing price on December 31, 2010.

		Triggering Event
			Change of
		Involuntary	Control
		Termination	without	Change of Control
	Compensation	without Cause	Termination	with Termination
Name	Components	($)	($)	($)

Gregory T. Swienton	Cash Severance[1]	4,950,000	—	5,940,000
	Intrinsic Value of Equity[2]	—	12,723,207	12,723,207
	Retirement Benefits[3]	—	311,536	311,536
	Welfare Benefits[4]	18,450	—	22,140
	Outplacement[5]	15,000	—	15,000
	Gross-up6	—	—	—

	Total Benefit to Employee	4,983,450	13,034,743	19,011,883

Art A. Garcia	Cash Severance[1]	853,125	—	1,137,500
	Intrinsic Value of Equity[2]	—	1,414,792	1,414,792
	Retirement Benefits[3]	—	30,929	30,929
	Welfare Benefits[4]	—	—	—
	Outplacement[5]	15,000	—	15,000
	Gross-up6	—	—	—

	Total Benefit to Employee	868,125	1,445,721	2,598,221

Robert E. Sanchez	Cash Severance[1]	1,312,500	—	1,750,000
	Intrinsic Value of Equity[2]	—	4,468,912	4,468,912
	Retirement Benefits[3]	—	46,667	46,667
	Welfare Benefits[4]	16,578	—	22,104
	Outplacement[5]	15,000	—	15,000
	Gross-up6	—	—	—

	Total Benefit to Employee	1,344,078	4,515,579	6,302,683

John H. Williford	Cash Severance[1]	1,378,125	—	1,837,500
	Intrinsic Value of Equity[2]	—	3,347,034	3,347,034
	Retirement Benefits[3]	—	—	—
	Welfare Benefits[4]	16,758	—	22,344
	Outplacement[5]	15,000	—	15,000
	Gross-up6	—	—	1,303,795

	Total Benefit to Employee	1,409,883	3,347,034	6,525,673

Robert D. Fatovic	Cash Severance[1]	884,625	—	1,179,500
	Intrinsic Value of Equity[2]	—	2,631,556	2,631,556
	Retirement Benefits[3]	—	40,114	40,114
	Welfare Benefits[4]	16,758	—	22,344
	Outplacement[5]	15,000	—	15,000
	Gross-up6	—	—	820,261

	Total Benefit to Employee	916,383	2,671,670	4,708,775

Anthony G. Tegnelia[7]	Cash Severance[1]	1,378,125	—	1,837,500
	Intrinsic Value of Equity[2]	—	3,442,769	3,442,769
	Retirement Benefits[3]	—	205,591	205,591
	Welfare Benefits[4]	11,070	—	14,760
	Outplacement[5]	15,000	—	15,000
	Gross-up6	—	—	—

	Total Benefit to Employee	1,404,195	3,648,360	5,515,620

[1]	Cash severance includes: (i) base salary and (ii) target annual bonus, all as described above. In the event of involuntary termination without cause, base salary is paid over time in accordance with usual payroll practices and the bonus is paid in a lump sum shortly after termination. In the event of termination in connection with a Change of Control, all payments are made in a lump sum shortly after termination. Timing and payment of cash severance is subject in all respects to Section 409A of the Internal Revenue Code.

[2]	Under a Change of Control, the intrinsic value of equity reflects the intrinsic value of the accelerated equity. In each case, the amounts are calculated using the closing price of our common stock on December 31, 2010 ($52.64).

[3]	This amount reflects the incremental increase in value resulting from the acceleration of the vesting of the pension restoration plan in the event of a Change of Control (whether or not there is a termination of employment), plus, in the event of a termination in connection with a Change of Control, the value of the early retirement subsidy in our pension plan. Assumed retirement age is the later of age 55 or the executive’s age on December 31, 2010, with the exception of Mr. Swienton for whom age 62 was assumed.

[4]	Amounts are based on the current cost to us of providing the named executive’s current health, dental and prescription insurance coverage during the severance period as described above. We continue to pay the employer portion of the welfare benefits during the applicable period, provided that the employee must continue to make the required employee contributions.

[5]	Amounts reflect the cost of outplacement services provided under a Company-sponsored program.

[6]	In the case of a termination in connection with a Change of Control, the tax gross-up applies to all payments and benefits and is subject to a cutback if the severance amount does not exceed 110% of the limitation in Section 280G of the Internal Revenue Code. In the case of termination of Mr. Garcia in connection with a Change of Control, the terms of his severance agreement provides for a reduction of the aggregate present value of the payments under the agreement to an amount (not below zero) which does not cause any payment to be subject to the excise tax under Section 4999 of the Code, if reducing the payments under the agreement would provide Mr. Garcia with a greater net after-tax amount than would be the case if no reduction was made.

[7]	Consistent with our Form 8-K filed with the SEC on August 24, 2010, Mr. Tegnelia retired from Ryder on March 1, 2011. Effective September 1, 2010, Mr. Tegnelia stepped down as President, Global Fleet Management Solutions and for a period of six months, Mr. Tegnelia reported to the Chief Executive Officer for various projects. In connection with his retirement, on August 23, 2010, Ryder entered into a Separation and Release Agreement (Separation Agreement) with Mr. Tegnelia, pursuant to which he will receive $787,500 payable in eighteen semi-monthly installments, a lump sum payment of $590,625 and continued coverage under Ryder’s medical, dental, life insurance and long-term disability plans for eighteen months, in each case after the effective date of his departure from Ryder. Upon his retirement, Mr. Tegnelia will also be entitled to receive all accrued compensation and benefits to the extent such benefits have vested. Pursuant to the terms of the Separation Agreement, Mr. Tegnelia has agreed to (1) an eighteen-month non-competition and non-solicitation covenant and (2) a full release of any and all known and unknown claims. In addition, pursuant to the terms of the Separation Agreement, if a change of control of Ryder occurs either prior to Mr. Tegnelia’s departure from Ryder, or during the eighteen months following his departure from Ryder, he will be entitled to the severance benefits set forth in his prior severance agreement, as described above.

DIRECTOR COMPENSATION

Description of Director Compensation Program

The key objective of the compensation program for our Board is to align the interests of the Board with that of our shareholders. In addition, our Board compensation program is designed to attract directors that have the necessary skills, experience and character to fulfill their responsibility to oversee management with the goal of enhancing long-term value for our shareholders and ensuring the continuity and vitality of our Company. The program is also designed to recognize the increasing time commitment and potential liability associated with serving on the board of directors of a public company. All compensation decisions for our Board are made by the full Board based in part on recommendations made by the Compensation Committee and the Governance Committee. Our CEO, in his role as Chairman of the Board, also reviews the information to be presented to the Committees and the Board in connection with our Board compensation program. Directors who are our employees receive no compensation or benefits for service on the Board other than the right to participate in our Matching Gifts to Education Program at the Board level and Directors’ Charitable Awards Program, as described below.

During 2010, each of our non-employee directors was paid an annual retainer equal to $45,000 per year. The annual retainer is paid each year in January. The directors are given the option to receive all or any portion of their annual retainer in Ryder common stock that cannot be sold until six months after the date on which the person ceases to be a director. The directors also received an annual committee retainer during 2010 equal to $35,000 per year. Annual committee retainers are paid in May of each year. During 2010, if a director attended more than six Board meetings or more than six Committee meetings he or she would receive $1,000 for each additional Board or Committee meeting attended during the year. Excess meeting fees are paid in December of each year. During 2010, the Chairs of the Finance Committee and Governance Committee each received an additional $7,500 per year in Chair fees. The Chairs of the Audit Committee and the Compensation Committee received an additional $15,000 per year in Chair fees. Chair fees are paid in May of each year.

During 2010, each non-employee director received $90,000 in restricted stock units. This grant is made annually on the date of our Annual Shareholders Meeting in May. The number of restricted stock units granted is based on the average of the high and low sales price of Ryder common stock on the date of grant. The restricted stock units vest upon grant, following a director’s initial year of service on the Board, and are delivered (either as a lump sum or in annual installments as elected in advance by the director) upon termination of a director’s service on the Board. The initial grant of restricted stock units will not vest unless the director has served a minimum of one year. The units receive dividend equivalents which are reinvested through our Dividend Reinvestment Program, but do not have voting rights. Upon the occurrence of a change in control, as defined in the relevant plan documents, all outstanding restricted stock units will be delivered to the director in a lump sum. We have not granted stock options to directors since May 2004.

Directors may elect to defer receipt of their annual Board and Committee retainers and excess meeting and Chair fees, which deferred amounts are part of our general assets and are credited with hypothetical earnings based on several investment options selected by the director (including our common stock). The compensation may be deferred until the later to occur of a fixed date or termination of Board service, and is payable in a lump sum or in annual installments. Upon a change of control, however, all deferred amounts will be paid immediately in a lump sum. We do not pay above-market or preferential earnings on compensation deferred by the directors. Directors are not eligible to participate in our pension plan or 401(k) Plan.

We maintain a Directors’ Charitable Awards Program pursuant to which each director elected prior to January 1, 2005 may designate up to two charitable organizations to which we will contribute an aggregate of $500,000 in ten annual installments in the director’s name following the director’s death. The program is currently funded with the proceeds of insurance policies and the directors obtain no financial benefits from the program. All of our directors elected prior to January 1, 2005, including Mr. Swienton, currently participate in the program. Directors may also participate in our Matching Gifts to Education Program available to all employees, under which we match a director’s contributions to eligible educational institutions up to a maximum of $10,000 per year. Employees are limited to a maximum of $1,000 per year.

Our Compensation Committee conducts a comprehensive review and evaluation of our compensation package for non-employee directors every two years. Through a competitive pay analysis that was conducted by Cook during 2010, the Compensation Committee recommended, and the Board approved, an increase in certain components of non-employee director compensation for 2011 to bring the directors in line with our peer group. These changes include increasing the equity value of the restricted stock units granted annually from $90,000 to $100,000, increasing Chair fees for the Chairs of the Finance Committee and the Governance Committee from $7,500 to $10,000, and providing $15,000 in compensation to the Board’s lead independent director to recognize the critical roles and responsibilities of the lead independent director.

2010 Director Compensation

The table below sets forth the total compensation received by our non-management Board members in 2010. The amounts in the “Stock Awards” column below represents the aggregate grant date fair value of awards computed in accordance with the accounting guidance for stock compensation for (i) restricted stock units granted to the directors in 2010 and (ii) dividends on the restricted stock units granted to directors in 2010.

For additional information regarding the assumptions made in calculating the amounts reflected in the “Stock Awards” column, see the section entitled “Share-Based Compensation Fair Value Assumptions” in note 23 to our audited consolidated financial statements for the year ended December 31, 2010, included in our annual report on Form 10-K for the year ended December 31, 2010.

	Fees Earned	Stock	All Other
	or Paid in Cash	Awards	Compensation	Total
Name	($)[1,2,3]	($)[4,5]	($)[6]	($)

James S. Beard	81,000	96,451	—	177,451
John M. Berra	96,000	105,360	17,414	218,774
David I. Fuente	80,000	107,790	10,000	197,790
L. Patrick Hassey	80,000	101,158	—	181,158
Lynn M. Martin	80,000	114,066	10,000	204,066
Luis P. Nieto, Jr.	82,000	99,184	6,735	187,919
Eugene A. Renna	89,500	106,069	7,590	203,159
Abbie J. Smith	97,000	105,360	7,414	209,774
E. Follin Smith	89,500	102,424	10,000	201,924
Hansel E. Tookes, II	89,500	106,069	6,960	202,529

[1]	Includes an annual Committee retainer of $35,000 plus an annual retainer of $45,000; provided that Mr. Beard elected to receive his annual retainer in stock (1,081 shares).

[2]	Includes Committee Chair fees as follows: Mr. Berra, $15,000; Ms. A. Smith, $15,000; Mr. Tookes, $7,500; Mr. Renna, $7,500; and Ms. E. Smith, $7,500.

[3]	This column includes additional meeting fees, paid to members of the Board as follows: Mr. Beard, $1,000; Mr. Berra, $1,000; Mr. Nieto, $2,000; Mr. Renna, $2,000; Ms. A. Smith, $2,000; Ms. E. Smith, $2,000; and Mr. Tookes, $2,000.

[4]	Includes the aggregate grant date fair value of awards computed in accordance with the accounting guidance for stock compensation for dividends on the restricted stock units granted to directors in 2010 in the following amounts: Mr. Beard, $6,479; Mr. Berra, $15,388; Mr. Fuente, $17,818; Mr. Hassey, $11,187; Ms. Martin, $24,095; Mr. Nieto, $9,213; Mr. Renna, $16,097; Ms. A. Smith, $15,388; Ms. E. Smith, $12,453; and Mr. Tookes, $16,097.

[5]	The following table sets forth each director’s outstanding stock and option awards as of December 31, 2010:

		Outstanding
	Outstanding	Option
	Stock Awards	Awards

James S. Beard	7,127	—
John M. Berra	15,025	5,000
David I. Fuente	19,517	—
L. Patrick Hassey	10,024	—
Lynn M. Martin	20,938	10,000
Luis P. Nieto, Jr.	8,382	—
Eugene A. Renna	14,194	5,000
Abbie J. Smith	15,457	5,000
E. Follin Smith	11,647	—
Hansel E. Tookes, II	15,313	5,000

[6]	Consists of (i) benefits under the Company’s Matching Gifts to Education program and (ii) insurance premiums paid in connection with the Directors’ Charitable Award Program. Payments for insurance premiums related to the Directors’ Charitable Award Program were as follows: Mr. Berra, $7,414; Mr. Renna, $7,590; Ms. A. Smith, $7,414; and Mr. Tookes, $6,960. Benefits under the Company’s Matching Gifts to Education program were as follows: Mr. Berra, $10,000; Mr. Fuente, $10,000; Ms. Martin, $10,000; Mr. Nieto, $6,735; and Ms. E. Smith, $10,000. As a director, Mr. Swienton also participates (at the $10,000 level) in the Matching Gifts to Education program and in the Directors’ Charitable Award Program. The amounts paid on behalf of Mr. Swienton in connection with these programs are reflected in the Summary Compensation Table on page 42.

Stock Ownership Requirements

To further align the interests of our directors and shareholders, we impose stock ownership requirements on our directors. Directors are expected to own Ryder stock or stock equivalents (including any vested or unvested restricted stock units) having a minimum value equal to one times such director’s total annual compensation (approximately $170,000 in 2010). The ownership requirements must be proportionately satisfied within five years of the director’s election to the Board. As of December 31, 2010, all directors were in compliance with their stock ownership requirements.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal 3)

We are providing shareholders with an advisory vote on executive compensation, or Say on Pay, as required by the Dodd-Frank Act.

The Say on Pay vote is a non-binding vote on the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement. The Dodd-Frank Act requires us to hold the Say on Pay vote at least once every three years.

We encourage shareholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure on pages 26 to 53. As discussed in the Compensation Discussion and Analysis, we believe that our compensation policies and decisions are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. We are a Fortune 500 Company and we believe that the success of our Company is attributable to our talented and committed executives. Therefore, compensation of our NEOs is designed to enable us to recruit, retain and motivate high-quality executives who can help us achieve our short- and long-term corporate goals and strategies. We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our shareholders. This balance is evidenced by the following:

•	We provide a significant part of executive compensation in performance based incentives, including an annual incentive bonus which is based on the achievement of individual and corporate performance metrics and a long-term incentive program which is based on our relative Total Shareholder Return over a three-year period. For 2010, approximately 83% of targeted compensation for our CEO and approximately 61% of targeted compensation for the other NEOs was performance based compensation.

•	We respond to economic conditions appropriately such as freezing salaries in 2009 and 2010, reflecting the difficult and uncertain economic environment facing our Company at that time. The total compensation of our NEOs has fluctuated from year-to-year, reflecting our financial results.

•	Our executive officers are all subject to and in compliance with our Stock Ownership Guidelines, as described on page 40, which encourage a level of stock ownership that we believe appropriately aligns their interests with those of our shareholders.

•	Awards to each executive officer under our annual Performance Incentive Plan (Bonus) are capped at 150% (240% for Mr. Swienton) of base salary. We believe these caps are reasonable and limit the incentive for excessive risk-taking by our executives.

•	The average payout under the Company’s annual Performance Incentive Plans for the five-year period from 2006 through 2010 was 60%. During that same period, Ryder’s Total Shareholder Return (the change in our stock price over the performance period assuming reinvestment of dividends paid) was 42%, while the Total Shareholder Return of the S&P 500 Composite Index (the change in the S&P 500 Composite Index price assuming reinvestment of dividend issuances of its members) was 12%.

•	Payouts of our Performance Based Restricted Stock Rights and our Performance Based Cash Awards are fixed at the time of grant and do not increase based on the percentage that Ryder’s cumulative Total Shareholder Return exceeds the S&P 500 Composite Index over the three-year performance period, which limits the incentive to take excessive risks.

Shareholders are asked to vote on the following resolution:

RESOLVED, that the shareholders of Ryder approve, on an advisory basis, the compensation of Ryder’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in Ryder’s 2011 Annual Meeting proxy statement.

Although this Say on Pay vote on executive compensation is non-binding, the Board and the Compensation Committee will review the results of the vote and, consistent with our record of shareholder engagement, will take into account the outcome of the vote when determining future executive compensation arrangements.

The Board recommends a vote FOR adoption of the resolution approving the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section and the related tabular and narrative disclosure set forth in this proxy statement.

ADVISORY VOTE ON FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION

(Proposal 4)

In addition to providing shareholders with the opportunity to cast a Say on Pay vote, we are also providing shareholders with the opportunity to cast an advisory vote on whether the advisory vote on executive compensation should occur every one, two or three years, or Say on Frequency. You have the option to vote for any of the three options, or to abstain from casting a vote.

The Board believes that a frequency of “every three years” for the Say on Pay vote on executive compensation is the best approach for Ryder for the reasons described below.

•	A vote held every three years is consistent with our long-term incentive compensation program, which constitutes the majority of the compensation of our NEOs. As discussed in the Compensation Discussion and Analysis section, our NEOs’ long-term incentive compensation consists of PBRSRs, PBCAs and stock options. Payouts under PBRSRs and PBCAs depend exclusively on our relative Total Shareholder Return over a three-year period. In addition, our stock options vest in three equal annual installments;

•	A three-year vote cycle provides the Board sufficient time to thoughtfully consider the results of the advisory vote and implement any desired changes to our executive compensation policies and procedures; and

•	A three-year vote cycle provides investors sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and provides us with sufficient time to engage with investors to better understand their views about our compensation program.

Shareholders are asked to vote on the following resolution:

RESOLVED, that the shareholders of Ryder determine, on an advisory basis, that the frequency with which the shareholders of Ryder shall have an advisory vote on the compensation of Ryder’s named executive officers as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in Ryder’s 2011 Annual Meeting proxy statement is:

Choice 1 — every year;

Choice 2 — every two years;

Choice 3 — every three years; or

Choice 4 — abstain from voting.

Although this Say on Frequency vote is non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future Say on Pay votes. Our shareholders also have the opportunity to provide additional feedback on important matters involving executive compensation, even in years when Say on Frequency votes do not occur. For example, the rules of the NYSE require us to seek shareholder approval for new employee equity compensation plans and material revisions thereto. Also, as discussed under “Board of Directors — Communications with the Board,” we provide shareholders with an opportunity to communicate directly with the Board, including on issues of executive compensation.

The Board recommends a vote for the option of “every three years”
for future advisory votes on executive compensation.

OTHER MATTERS

Proxy Solicitation Costs

We pay the cost of soliciting your proxy and reimburse brokerage firms and others for forwarding proxy materials to you. In addition to solicitation by mail, solicitations may also be made by personal interview, letter, fax and telephone. Certain of our officers, directors and employees may participate in the solicitation of proxies without additional consideration.

Vote Tabulation

Our Board has appointed Broadridge Financial Solutions, Inc. as the independent Inspector of Election. Representatives of Broadridge will count the votes.

Confidential Voting

The voting instructions of shareholders of record will only be available to the Inspector of Election. Voting instructions for employee benefit plans will only be available to the plan’s trustee and the Inspector of Election. The voting instructions of beneficial shareholders will only be available to the shareholder’s nominee. Your voting records will not be disclosed to us unless required by a legal order, requested by you or cast in a contested election.

Shareholder Proposals

To be considered for inclusion in Ryder’s 2012 proxy statement, shareholder proposals must be delivered in writing to us at 11690 N.W. 105 Street, Miami, Florida 33178, Attention: Corporate Secretary, no later than November 22, 2011. Additionally, we must receive proper notice of any shareholder proposal to be submitted at the 2012 Annual Meeting of Shareholders (but not required to be included in our proxy statement) at least 90, but no more than 120, days before the one-year anniversary of the 2011 Annual Meeting.

If a shareholder would like to nominate one or more directors for election at the 2012 Annual Meeting of Shareholders, he or she must give advance written notice to us at least 90, but no more than 120, days before the one-year anniversary of the 2011 Annual Meeting, as required by our By-Laws. The notice must include information regarding both the proposing shareholder and the director nominee. For a discussion of the types of information that must be provided, please refer to the discussion under “Process for Nominating Directors” on page 18 of this proxy statement. In addition, the director nominee must submit a completed and signed questionnaire. This questionnaire will be provided by the Corporate Secretary upon request and is similar to the annual questionnaire completed by all of our directors relating to their background, experience and independence.

All of the requirements relating to the submission of shareholder proposals or director nominations are included in our By-Laws. A copy of our By-Laws can be obtained from our Corporate Secretary. The By-Laws are also included in our filings with the SEC which are available on the SEC’s website at www.sec.gov.

Electronic Delivery

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. On March 21, 2011, we mailed to our shareholders the Notice containing instructions on how to access our proxy statement, annual report and shareholder letter online. If you received the Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice contains instructions on how to request a paper copy of the materials.

Most shareholders will receive the proxy statement online. If you received a paper copy, you can also view these documents on the Internet by accessing the Investor Relations page of our website at www.ryder.com.

If you are a shareholder of record you may, if you wish, receive future proxy statements, annual reports and any other accompanying materials online. If you vote via the Internet as described on your proxy card, you may sign up for electronic delivery at the same time. You may also register for electronic delivery of future proxy materials on the Investor Relations page of our website at www.ryder.com.

If you elect this feature, you will receive an e-mail message notifying you when the materials are available along with a web address for viewing the materials and instructions for voting by telephone or on the Internet.

We encourage you to sign up for electronic delivery of future proxy materials as this will allow you to receive the materials more quickly and will reduce printing and mailing costs.

Householding

We are only sending one copy of the Notice regarding the Internet availability of proxy materials or set of 2011 Annual Meeting materials to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple packages. This practice, known as “householding”, is intended to eliminate duplicate mailings, conserve natural resources and help reduce printing and mailing costs.

If you are a record shareholder and you want to request a separate copy of this proxy statement or accompanying annual report and shareholder letter, you may contact our Investor Relations Department by calling (305) 500-4053, in writing at Ryder System, Inc., Investor Relations Department, 11690 N.W. 105 Street, Miami, Florida 33178 or by e-mail to RyderforInvestors@ryder.com, and a copy will be promptly sent to you. If you wish to receive separate documents in future mailings, please contact our transfer agent, Wells Fargo by calling (866) 927-3884, in writing at Wells Fargo Shareowner Services, P.O. Box 64854, St. Paul, Minnesota 55164-0854 or by e-mail at www.wellsfargo.com/shareownerservices. Our 2010 annual report, the shareholder letter and this proxy statement are also available through our website at www.ryder.com.

Two or more shareholders sharing an address can request delivery of a single copy of the 2011 Annual Meeting materials if they are receiving multiple copies by contacting Wells Fargo in the manner set forth above.

If a nominee holds your shares, please contact such holder directly to inquire about the possibility of householding.

Ryder System, Inc.
11690 N.W. 105th Street Miami, Florida 33178 www.ryder.com

RYDER SYSTEM, INC. C/O PROXY SERVICES P.O. BOX 9163 FARMINGDALE, NY 11735 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M31907-P06139-Z54739 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY RYDER SYSTEM, INC. The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3, and for a frequency of every “3 YEARS” on Proposal 4: Vote on Directors 1. Election of Directors Nominees: For Against Abstain For a 3-year term of office expiring at the 2014 Annual Meeting. 1a. James S. Beard 0 0 0 Vote on Proposal For Against Abstain 1b. L. Patrick Hassey 0 0 0 3. Approval, on an advisory basis, of the compensation 0 0 0 of our named executive officers. 1c. Lynn M. Martin 0 0 0 1 Year 2 Years 3 Years Abstain 1d. Hansel E. Tookes, II 0 0 0 Vote on Proposal Vote on Proposal 4. Approval, on an advisory basis, of the 0 0 0 0 frequency of the shareholder vote on the 2. Ratification of PricewaterhouseCoopers LLP as compensation of our named executive officers independent registered certified public accounting firm 0 0 0 (every 1, 2 or 3 years). for the 2011 fiscal year. This Proxy Card will be voted “FOR” the election of Directors James S. Beard, L. Patrick Hassey, Lynn M. Martin and Hansel E. Tookes, II, Proposal 2 and Proposal 3, and for a frequency of every “3 YEARS” on Proposal 4 if no choice is selected. If you want to vote in accordance with the recommendations of the Board of Directors, simply sign below and return this card. For address changes and/or comments, please check this box and write them 0 on the back where indicated. Please indicate if you plan to attend this meeting. 0 0 Yes No Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please note such title. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Directions to the Annual Meeting Directions: Take State Road 836 West to the Florida Turnpike North. Exit onto NW 106th Street. Turn Right onto NW 112th Avenue. Turn Right onto NW 105th Street. Ryder Headquarters will be on the left. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report on Form 10-K and Shareholder Letter are available at www.proxyvote.com. M31908-P06139-Z54739 PROXY RYDER SYSTEM, INC. ANNUAL MEETING - MAY 6, 2011 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Gregory T. Swienton, Art A. Garcia and Robert D. Fatovic, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned on all matters to come before the meeting and to vote as designated on the reverse side, all the shares of common stock of RYDER SYSTEM, INC., held of record by the undersigned on March 11, 2011, during or at any adjournment of the Annual Meeting of Shareholders to be held at 10:00 a.m., EDT at the Ryder System, Inc. Headquarters, 11690 N.W. 105th Street, Miami, Florida 33178 on Friday, May 6, 2011. ON THE REVERSE SIDE OF THIS CARD YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES OR SIMPLY SIGN AND RETURN THIS CARD TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. UNLESS YOU VOTE BY TELEPHONE OR INTERNET, YOU MUST SIGN THIS CARD AND RETURN IT IN THE ENCLOSED ENVELOPE SO THAT THE PROXY HOLDERS MAY VOTE THE SHARES. IF PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED. Address Changes/Comments: ____________________________ ________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side